Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-156218

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 28, 2010)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

US$1,000,000,000 4.0% Notes due 2021

Our US$1,000,000,000 aggregate principal amount of notes due 2021 (the “Notes”) will bear interest at a rate of 4.0% per annum. The first interest payment on the Notes will be made on January 29, 2011 in respect of the period from (and including) October 20, 2010 to (but excluding) January 29, 2011, and thereafter, interest on the Notes will be paid semi-annually in arrears on January 29 and July 29 of each year. The Notes will mature on January 29, 2021.

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	99.38%	US$	993,800,000
Underwriting discounts	0.30%	US$	3,000,000
Proceeds to us, before expenses	99.08%	US$	990,800,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including October 20, 2010.

We have applied to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes. There can be no assurance that such listing will be obtained for the Notes. The SGX-ST assumes no responsibility for the correctness of any statements made, opinions expressed or reports contained herein. Approval in-principle from, and admission of the Notes to the Official List of, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

The underwriters expect to deliver the Notes to investors through the book-entry facilities of The Depository Trust Company on or about October 20, 2010.

Joint Bookrunners and Lead Managers

Barclays Capital
BofA Merrill Lynch
HSBC
J.P. Morgan
Morgan Stanley

Lead Manager

Woori Investment & Securities

Prospectus Supplement Dated October 13, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. References to “(Won)” or “Won” are to the lawful currency of Korea and “US$” or “U.S. dollars” are to the lawful currency of the United States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated April 28, 2010. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-156218, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 16-1, Youido-dong, Youngdeungpo-gu, Seoul 150-996, The Republic of Korea. The SGX-ST assumes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Approval in-principle from, and admission of the Notes to the Official List of, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$1,000,000,000 aggregate principal amount of 4.0% notes due January 29, 2021 (the “Notes”).

The Notes will bear interest at a rate of 4.0% per annum. The first interest payment on the Notes will be made on January 29, 2011 in respect of the period from (and including) October 20, 2010 to (but excluding) January 29, 2011, and thereafter, interest on the Notes will be paid semi-annually in arrears on January 29 and July 29 of each year. Interest on the Notes will accrue from October 20, 2010, and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

We do not have any right to redeem the Notes prior to maturity.

Listing

We have applied to the SGX-ST for the listing and quotation of the Notes. Settlement of the Notes is not conditioned on obtaining the listing. There can be no assurance that such listing will be obtained for the Notes. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000, for so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require.

Form and settlement

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless such additional securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about October 20, 2010, which we expect will be the fifth business day following the date of this prospectus supplement, referred to as “T+5.” You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes.”

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated April 28, 2010. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Overview

As of June 30, 2010, we had (Won)41,088 billion of outstanding loans, including (Won)24,060 billion of outstanding export credits, (Won)11,533 billion of outstanding overseas investment credits and (Won)2,804 billion of outstanding import credits, as compared to (Won)37,423 billion of outstanding loans, including (Won)22,410 billion of outstanding export credits, (Won)10,395 billion of outstanding overseas investment credits and (Won)2,464 billion of outstanding import credits as of December 31, 2009.

Capitalization

As of September 30, 2010, our authorized capital was (Won)8,000 billion and our capitalization was as follows:

	September 30, 2010(1)
	(billions of Won) (unaudited)
Long-Term Debt(2)(3)(4)(5):
Borrowings in Korean Won	(Won)	—
Borrowings in Foreign Currencies		548
Export-Import Financing Debentures		21,228

Total Long-term Debt	(Won)	21,776

Capital and Reserves:
Paid-in Capital(6)	(Won)	5,159
Retained Earnings		1,265
Legal Reserve		271
Voluntary Reserve		829
Unappropriated Retained Earnings		165
Accumulated Other Comprehensive Income		147

Total Capital and Reserve	(Won)	6,571

Total Capitalization	(Won)	28,347

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since September 30, 2010.
(2)	We have translated borrowings in foreign currencies as of September 30, 2010 into Won at the rate of (Won)1,142 to US$1.00, which was the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., on September 30, 2010.
(3)	As of September 30, 2010, we had contingent liabilities totaling (Won)71,100 billion, which consisted of (Won)44,701 billion under outstanding guarantees and acceptances and (Won)26,399 billion under contingent guarantees and acceptances issued on behalf of our clients.
(4)	As of September 30, 2010, we had entered into 70 interest rate related derivative contracts with a notional amount of (Won)8,707 billion and 111 currency related derivative contracts with a notional amount of (Won)9,409 billion in accordance with our policy to hedge interest rate and currency risks.
(5)	All of our borrowings, whether domestic or international, are unsecured and unguaranteed.
(6)	As of September 30, 2010, authorized ordinary share capital was (Won)8,000 billion and issued fully-paid ordinary share capital was (Won)5,159 billion.

Selected Financial Statement Data

Recent Developments

As of September 30, 2010, we had (Won)40,273 billion of outstanding loans, including (Won)23,359 billion of outstanding export credits, (Won)12,007 billion of outstanding overseas investment credits and (Won)2,705 billion of outstanding import credits, as compared to (Won)41,088 billion of outstanding loans, including (Won)24,060 billion of outstanding export credits, (Won)11,533 billion of outstanding overseas investment credits and (Won)2,804 billion of outstanding import credits as of June 30, 2010.

The following tables present financial information for the nine months ended September 30, 2010 and 2009 and as of September 30, 2010 and June 30, 2010:

	Nine Months Ended September 30,
	2010		2009
	(billions of Won) (unaudited)
Income Statement Data
Total Interest Income	(Won)	950	(Won)	1,095
Total Interest Expenses		695		969
Net Interest Income		255		126
Total Revenues		3,490		3,359
Total Expenses		3,272		3,178
Income before Income Taxes		218		181
Income Tax Benefit		53		44
Net Income		165		137

	As of September 30, 2010 (unaudited)		As of June 30, 2010 (unaudited)
	(billions of Won)
Balance Sheet Data
Total Loans(1)	(Won)	40,273	(Won)	41,088
Total Borrowings(2)		36,616		36,485
Total Assets		45,715		45,635
Total Liabilities		39,144		39,025
Total Shareholders’ Equity(3)		6,571		6,610

(1)	Gross amount, which includes bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others without adjusting for valuation adjustment of loans in foreign currencies, deferred loan origination fees or allowance for loan losses.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

For the nine months ended September 30, 2010, we had net income of (Won)165 billion compared to net income of (Won)137 billion for the nine months ended September 30, 2009.

The principal factors for the increase in net income for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009 included:

•

an increase in gains on disposal of available-for-sale securities to (Won)456 billion in the nine months ended September 30, 2010 from (Won)19 billion in the nine months ended September 30, 2009, primarily due to gain from the sale of our equity interest in Daewoo International Corporation; and

•

an increase in net interest income to (Won)255 billion in the nine months ended September 30, 2010 from (Won)126 billion in the nine months ended September 30, 2009, primarily due to decreased funding costs for foreign currency borrowings.

The above factors were partially offset by (1) an increase in provision for acceptance and guarantee losses to (Won)300 billion in the nine months ended September 30, 2010 from (Won)12 billion in the nine months ended September 30, 2009, primarily due to downgrades in the classification of certain of our guarantees from normal to precautionary and (2) a decrease in gains on valuation of derivatives to (Won)584 billion in the nine months ended September 30, 2010 from (Won)758 billion in the nine months ended September 30, 2009, primarily due to appraisal losses on currency interest swaps resulting from a decrease in U.S. dollar swap rates.

As of September 30, 2010, our total assets increased by 0.2% to (Won)45,715 billion from (Won)45,635 billion as of June 30, 2010, primarily due to a 74% increase in derivative assets to (Won)1,436 billion as of September 30, 2010 from (Won)824 billion as of June 30, 2010 and a 52% increase in due from banks to (Won)1,348 billion as of September 30, 2010 from (Won)887 billion as of June 30, 2010, which more than offset a decrease in loans to (Won)40,273 billion as of September 30, 2010 from (Won)41,088 billion as of June 30, 2010.

As of September 30, 2010, our total liabilities increased by 0.3% to (Won)39,144 billion from (Won)39,025 billion as of June 30, 2010. The increase in liabilities was primarily due to a 0.4% increase in borrowings and debentures to (Won)36,616 billion as of September 30, 2010 from (Won)36,485 billion as of June 30, 2010.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. The appreciation of the Won against the U.S. dollar as of September 30, 2010 compared to June 30, 2010 partially offset the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of September 30, 2010, our total shareholders’ equity decreased by 0.6% to (Won)6,571 billion from (Won)6,610 billion as of June 30, 2010, primarily due to a decrease in accumulated other comprehensive income to (Won)147 billion as of September 30, 2010 from (Won)297 billion as of June 30, 2010, which more than offset an increase in retained earnings to (Won)1,265 billion as of September 30, 2010 from (Won)1,154 billion as of June 30, 2010.

Results of Operations

The following tables present financial information for the six months ended June 30, 2010 and 2009 and as of June 30, 2010 and December 31, 2009:

	Six Months Ended June 30,
	2010		2009
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	(Won)	665	(Won)	758
Total Interest Expenses		440		700
Net Interest Income		224		58
Total Revenues		1,907		2,497
Total Expenses		1,831		2,405
Income before Income Taxes		76		92
Income Tax Benefit		21		23
Net Income		55		69

	As of June 30, 2010 (unaudited)		As of December 31, 2009
	(billions of Won)
Balance Sheet Data
Total Loans(1)	(Won)	41,088	(Won)	37,423
Total Borrowings(2)		36,485		33,302
Total Assets		45,635		42,028
Total Liabilities		39,025		35,565
Total Shareholders’ Equity(3)		6,610		6,463

(1)	Gross amount, which includes bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others without adjusting for valuation adjustment of loans in foreign currencies, deferred loan origination fees or allowance for loan losses.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

For the six months ended June 30, 2010, we had net income of (Won)55 billion compared to net income of (Won)69 billion for the six months ended June 30, 2009.

The principal factors for the decrease in net income for the six months ended June 30, 2010 compared to the six months ended June 30, 2009 included:

•

net loss on valuation of derivatives of (Won)213 billion in the six months ended June 30, 2010 compared to net gain of (Won)400 billion in the corresponding period of 2009, primarily due to the appraisal loss on currency interest swaps resulting from the decrease in U.S. dollar swap rates; and

•

net loss on derivative trading of (Won)52 billion in the six months ended June 30, 2010 compared to net gain of (Won)31 billion in the corresponding period of 2009, primarily due to the appreciation of the U.S. dollar against other currencies.

The above factors were partially offset by (1) net gain on foreign exchange translation to (Won)354 billion in the six months ended June 30, 2010 compared to net loss of (Won)90 billion in the corresponding period of 2009, primarily due to an increase in the appreciation of the U.S. dollar against the Won in the first half of 2010 and (2) an increase in net interest income to (Won)224 billion in the six months ended June 30, 2010 from (Won)58 billion in the corresponding period of 2009, primarily due to decreased funding costs for foreign currency borrowings.

As of June 30, 2010, our total assets increased by 9% to (Won)45,635 billion from (Won)42,028 billion as of December 31, 2009, primarily due to a 10% increase in loans to (Won)41,088 billion as of June 30, 2010 from (Won)37,423 billion as of December 31, 2009.

As of June 30, 2010, our total liabilities increased by 10% to (Won)39,025 billion from (Won)35,565 billion as of December 31, 2009. The increase in liabilities was primarily due to a 6% increase in debentures to (Won)32,301 billion as of June 30, 2010 from (Won)30,406 billion as of December 31, 2009.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. An increase in the magnitude of the depreciation of the Won against the U.S. dollar during the six months ended June 30, 2010 compared to the corresponding period of 2009 magnified the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of June 30, 2010, our total shareholders’ equity increased by 2% to (Won)6,610 billion from (Won)6,463 billion as of December 31, 2009, primarily due to the Government’s (Won)150 billion contribution to our capital during the first half of 2010.

Operations

Loan Operations

In the first half of 2010, we provided total loans of (Won)19,968 billion, an increase of 11% from the corresponding period of 2009.

The following table sets out the total amounts of our outstanding loans, categorized by type of credit, as of June 30, 2010:

	June 30, 2010		As % of June 30, 2010 Total
	(billions of Won)
Export Credits(1)
Ships	(Won)	9,674	24%
Industrial Plants		4,760	12
Machinery		1,371	3
Foreign Exchange Bought		783	2
Trade Bill Rediscount		1,825	4
Others(2)		5,647	14

Sub-total	(Won)	24,060	59

Overseas Investment Credits		11,533	28
Import Credits		2,804	7
Others(3)		360	1
Call Loans and Inter-bank Loans in Foreign Currency		2,331	6

Total	(Won)	41,088	100.0%

(1)	Includes bills bought.
(2)	Includes interbank export loans, offshore loans, and miscellaneous other items.
(3)	Includes domestic usance, loans for debt-equity swap, advances for customers, and miscellaneous other items.

Source: Internal accounting records

Export Credits

As of June 30, 2010, export credits in the amount of (Won)24,060 billion represented 59% of our total outstanding loans. Our disbursements of export credits amounted to (Won)14,449 billion in the first half of 2010, an increase of 4% over the corresponding period of 2009, which was mainly due to an increase in demand for loan financing from domestic exporters.

Overseas Investment Credits

As of June 30, 2010, overseas investment credits amounted to (Won)11,533 billion, representing 28% of our total outstanding loans. Our disbursements of overseas investment credits in the first half 2010 increased by 47% to (Won)3,221 billion over the corresponding period of 2009, primarily due to an increase in natural resource development projects undertaken by Korean companies.

Import Credits

As of June 30, 2010, import credits in the amount of (Won)2,804 billion represented 7% of our total outstanding loans. Our disbursements of import credits amounted to (Won)2,298 billion in the first half of 2010, an increase of 20% over the corresponding period of 2009, which was mainly due to an increase in demand for financing for raw materials used for export and domestic consumption.

Guarantee Operations

Guarantee commitments as of June 30, 2010 decreased to (Won)75,151 billion from (Won)75,869 billion as of December 31, 2009. Guarantees we had confirmed as of June 30, 2010 increased to (Won)47,813 billion from (Won)45,165 billion as of December 31, 2009.

In the first half of 2010, we issued project related confirmed guarantees in the amount of (Won)14,585 billion, an increase of 24% over the corresponding period of 2009, which was mainly due to an increase in demand for advance payment guarantees arising from the shipbuilding sector.

For further information regarding our guarantee and letter of credit operations, see “Notes to Non-Consolidated Financial Statements of June 30, 2010 and 2009—Note 11”.

Description of Assets and Liabilities

Total Credit Exposure

The following table sets out our Credit Exposure as of June 30, 2010, categorized by type of exposure extended:

		June 30, 2010
		(billions of Won, except for percentages)
A	Loans in Won	(Won)	8,864	10%
B	Loans in Foreign Currencies		29,057	33
C	Loans (A+B)		37,921	43
D	Other Loans		836	1
E	Call Loans and Inter-bank Loans in Foreign Currency		2,331	3
F	Loan Credits (C+D+E)		41,088	47
G	Allowances for Possible Loan Losses		1,194	(1)
H	Present Value Discount (PVD)		42	(—)
I	Loan Credits including PVD (F-G-H)		39,852	45
J	Guarantees		47,813	55
K	Credit Exposure (I+J)		87,665	100.0%

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (excluding call loans and inter-bank loans in foreign currency) as of June 30, 2010, categorized by geographic area(1)(2):

	June 30, 2010		As % of June 30, 2010 Total
	(billions of Won, except for percentages)
Asia	(Won)	34,449	84%
Europe		5,423	13
America		1,193	3
Africa		23	0
Oceabia		—	—

Total	(Won)	41,088	100.0%

(1)	For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.
(2)	Excludes call loans, inter-bank loans in foreign currency, and loan value adjustments.

Source: Internal accounting records.

Individual Exposure

As of June 30, 2010, our largest Credit Exposure was to Daewoo Shipbuilding & Marine Engineering in the amount of (Won)9,130 billion.

As of June 30, 2010, our second largest and third largest Credit Exposures were to Samsung Heavy Industries in the amount of (Won)8,879 billion and to Hyundai Heavy Industries in the amount of (Won)6,432 billion, respectively.

The following table sets out our five largest Credit Exposures as of June 30, 2010(1):

Rank	Name of Borrower	Loans		Guarantees		Total
		(billions of Won)
1	Daewoo Shipbuilding & Marine Engineering	(Won)	312	(Won)	8,818	(Won)	9,130
2	Samsung Heavy Industries		570		8,309		8,879
3	Hyundai Heavy Industries		119		6,313		6,432
4	Sungdong shipbuilding & Marine Engineering		577		1,749		2,326
5	STX Shipbuilding		273		2,041		2,314

(1)	Includes loans and guarantees extended to affiliates.

Source: Internal accounting records.

Asset Quality

Asset Classifications

The following table provides information on our asset quality and loan loss reserves as of June 30, 2010:

	As of June 30, 2010
	Loan Amount(1)		Minimum Reserve Ratio	Loan Loss Reserve(2)
	(in billions of Won, except percentages)
Normal	(Won)	109,528	0.85%	(Won)	1,166
Precautionary		3,850	7.0%		314
Sub-standard		377	20.0%		163
Doubtful		101	50.0%		95
Estimated Loss		54	100.0%		52

Total	(Won)	113,910		(Won)	1,790

(1)	These figures include loans (excluding interbank loans and call loans), domestic usance, bills bought, foreign exchange bought, advances for customers, and confirmed and unconfirmed acceptances and guarantees.
(2)	These figures include present value discount.

Reserves for Credit Losses

The following table sets out our 10 largest non-performing assets as of June 30, 2010.

Borrower	Loans		Guarantees	Total
	(billions of Won)
Sekwang Heavy Industries Co., Ltd.	(Won)	74	44	(Won)	118
Kumho Tire Co., Ltd.		63	4		67
Daehan Shipbuilding Co., Ltd.			29		29
BTA Bank Co., Ltd		29	—		29
Taesan LCD Co., Ltd		20	—		20
Yangbo Co., Ltd.		18	—		18
SAMT, Ltd		17	—		17
Pantech Co., Ltd		12	4		16
Hongwon Paper, Ltd.		16	—		16
Pantech Mobile Mexico S.A. DE C.V.		12	—		12

Total	(Won)	261	81	(Won)	342

We cannot provide any assurance that our current level of exposure to non-performing assets will continue in the future or that any of our borrowers (including our largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

As of June 30, 2010, the amount of our non-performing assets was (Won)327 billion, a decrease of 21% from (Won)414 billion as of December 31, 2009. As of June 30, 2010, our non-performing asset ratio was 0.4%, compared to 0.5% as of December 31, 2009.

The following table sets forth information regarding our loan loss reserves as of June 30, 2010:

	June 30, 2010
	(billions of Won, except for percentages)
Loan Loss Reserve (A)	(Won)	1,790
NPA (B)(1)		327
Total Equity (C)		6,610
Reserve to NPA (A/B)		547%
Equity at Risk [(B-A)/C]		—

(1)	Non-performing assets, which are defined as (a) assets classified as doubtful and estimated loss, (b) assets for which principal or interest payments are delinquent by more than 3 months or (c) assets exempted from interest payments due to restructuring or rescheduling.

Source: Internal accounting records.

Investments

As of June 30, 2010, our total investment in securities amounted to (Won)3,212 billion, representing 7% of our total assets.

The following table sets out the composition of our investment securities as of June 30, 2010:

Type of Investment Securities	Amount		%
	(billions of Won)
Available-for-Sale Securities	(Won)	3,094	96%
Securities Held-to-Maturity		—
Investments in Associates		118	4%

Total	(Won)	3,212	100.0%

For further information relating to the classification guidelines and methods of valuation for unrealized gains and losses on our securities, see “Notes to Non-Consolidated Financial Statements of June 30, 2010 and 2009—Note 2”.

Guarantees and Acceptances and Contingent Liabilities

As of June 30, 2010, we had issued a total amount of (Won)47,813 billion in confirmed guarantees and acceptances, of which (Won)46,570 billion, representing 97% of the total amount, was classified as normal and (Won)1,243 billion, representing 3% of the total amount, was classified as precautionary, substandard or estimated loss.

Derivatives

As of June 30, 2010, our outstanding loans made at floating rates of interest totaled approximately (Won)31,649 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately (Won)23,946 billion, including those raised in Japanese yen, British pounds, Swiss francs, Singapore dollars, Hong Kong dollars, Mexican pesos and Euros and swapped into U.S. dollar floating rate borrowings. As of June 30, 2010, we had entered into 108 currency related derivative contracts with a notional amount of (Won)9,807 billion and valuation for BIS capital ratio purposes of (Won)136 billion and had entered into 96 interest rate related derivative contracts with a notional amount of (Won)10,631 billion and valuation for BIS capital ratio purposes of (Won)1 billion. See “Notes to Non-Consolidated Financial Statements of June 30, 2010 and 2009—Note 15”.

Sources of Funding

We raised a net total of (Won)22,426 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during the first half of 2010, an increase of 11% from (Won)20,275 billion in the corresponding period of 2009. The total loan repayments, including prepayments by our clients, during the first half of 2010 amounted to (Won)30,902 billion, an increase of 64% from (Won)18,852 billion during the corresponding period of 2009.

As of June 30, 2010, we had no outstanding borrowings from the Government. We issued Won-denominated domestic bonds in the aggregate amount of (Won)3,640 billion during the first half of 2010.

During the first half of 2010, we issued eurobonds in the aggregate principal amount of US$1,917 million in various types of currencies under our existing Euro medium term notes program (the “EMTN Program”), a 17% decrease from US$2,296 million in the corresponding period of 2009. These bond issues consisted of offerings of US$459 million, HKD 3,030 million, SGD 157 million, JPY 2,000 million, AUD 38 million and BRL 1,640 million. In addition, we issued global bonds during the first half 2010 in the aggregate amount of US$2,250 million under our U.S. shelf registration statement (the “U.S. Shelf Program”) compared with US$2,000 million in the corresponding period of 2009. We also issued Malaysian Ringgit 1,079 million of bonds under our Islamic medium term notes program. As of June 30, 2010, the outstanding amounts of our notes and debentures were US$12,753 million, AUD 25 million, JPY 86,000 million, CHF 1,100 million, Euro 1,892 million, GBP 7 million, SGD 684 million, HKD 9,276 million, Mexican peso 3,300 million, MYR 2,125 million, Brazilian Real 3,201 million and Thai Baht 7,500 million.

We also borrow from foreign financial institutions in the form of loans that are principally made bilaterally or by syndicates of commercial banks at floating or fixed interest rates and in foreign currencies, with original maturities ranging from one to ten years. As of June 30, 2010, the outstanding amount of such borrowings from foreign financial institutions was US$620 million.

As of June 30, 2010, our total paid-in capital amounted to (Won)5,159 billion, and the Government, The Bank of Korea and Korea Finance Corporation owned 74%, 23% and 3%, respectively, of our paid-in capital.

As of June 30, 2010, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), (Won)36,484 billion, was equal to 19% of the authorized amount of (Won)187,753 billion.

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of June 30, 2010:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency(1)	2010		2011		2013		2013		Thereafter
	(billions of won)
Won	(Won)	3,460	(Won)	1,770	(Won)	150	(Won)	150	(Won)	290
Foreign		6,145		5,008		4,883		3,025		11,186

Total Won Equivalent	(Won)	9,605	(Won)	6,778	(Won)	5,033	(Won)	3,175	(Won)	11,476

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on June 30, 2010, as announced by the Seoul Money Brokerage Services Ltd.

As of June 30, 2010, our foreign currency assets maturing within three months exceeded our foreign currency liabilities coming due within the corresponding period by US$3,482 million, and our foreign currency liabilities coming due within six months and one year exceeded our foreign currency assets maturing within such periods by US$3,157 million and US$4,048 million, respectively. As of June 30, 2010, our total foreign currency assets exceeded our total foreign currency liabilities by US$248 million.

Capital Adequacy

As of June 30, 2010, our capital adequacy ratio was 10.9%, a decrease from 11.3% as of December 31, 2009, which was primarily the result of an increase in loans and guarantees.

The following table sets forth our capital base and capital adequacy ratios reported as of June 30, 2010:

	June 30, 2010
	(millions of Won, except for percentages)
Tier I	(Won)	6,057,744
Paid-in Capital		5,158,755
Retained Earnings		1,164,553
Deductions from Tier I Capital		(265,564)
Capital Adjustments		123,807
Deferred Tax Asset		138,555
Others		3,202
Tier II (General Loan Loss Reserves)		989,575
Deductions from all capital
Total Capital		7,047,319
Risk Adjusted Assets		64,953,630
Capital Adequacy Ratios
Tier I		9.3%
Tier I and Tier II		10.9%

Source: Internal accounting records.

Employees

As of September 30, 2010, we had 688 employees. As of September 30, 2010, 510 employees were members of our labor union. We have never experienced a work stoppage of a serious nature.

Financial Statements and the Auditors

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Financial Position (unaudited)

As of June 30, 2010 and December 31, 2009

	Note	2010		2009
		(In millions of Won)
Assets
Due from banks	3,19,22	(Won)	886,677	873,768
Securities	4,19		3,212,092	3,278,036
Loans, net	5,6,19,21		40,099,519	36,346,505
Property and equipment	7		33,758	34,868
Other assets	8,15		1,402,788	1,494,640

Total assets		(Won)	45,634,834	42,027,817

Liabilities
Borrowings and debentures	9,19,21	(Won)	36,484,938	33,301,792
Other liabilities	10,11,12,15		2,539,882	2,262,670

Total liabilities			39,024,820	35,564,462

Stockholders’ equity
Common stock	13		5,158,755	5,008,755
Accumulated other comprehensive income	4,20		296,833	350,392
Retained earnings	13		1,154,426	1,104,208

Total stockholders’ equity			6,610,014	6,463,355

Total liabilities and stockholders’ equity		(Won)	45,634,834	42,027,817

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Income (unaudited)

For the six-month periods ended June 30, 2010 and 2009

	Note	2010		2009
		(In millions of Won)
Interest income	16, 21
Interest on due from banks		(Won)	11,008	8,871
Interest and dividends on securities			29,123	9,214
Interest on loans			624,438	740,374

			664,569	758,459
Interest expense	16, 21
Interest on call money			4,555	5,161
Interest on borrowings			21,974	97,990
Interest on debentures			413,757	596,855

			440,286	700,006

Net interest income			224,283	58,453

Provision for loan losses	6		90,653	101,647

Net interest income after provision for loan losses			133,630	(43,194)

Non-interest income:
Fee and commission income	21		125,578	130,278
Gain on sale of available-for-sale securities	4		—	7,346
Gain from equity method accounted investment securities	4		538	7,315
Gain on foreign currency transactions			561,229	711,401
Gain on derivatives trading			84,417	183,504
Gain on valuation of derivatives	15		324,941	590,672
Gain on valuation of fair value hedged items			142,648	99,668
Other			3,324	8,804

		(Won)	1,242,675	1,738,988

Non-interest expense:
Fee and commission expense		(Won)	1,561	2,916
General and administrative expense	17		57,677	57,668
Loss on foreign currency transactions			206,800	800,955
Loss on derivatives trading			136,567	152,969
Loss on valuation of derivatives	15		538,208	191,031
Loss on valuation of fair value hedged items			268,064	337,216
Contribution to fund			2,889	1,824
Provision for acceptances and guarantees losses	11		63,593	58,461
Provision for unused loan commitments	11		23,089	—
Other			1,850	732

			1,300,298	1,603,772

Net non-interest income (loss)			(57,623)	135,216

Income before income taxes			76,007	92,022

Income taxes	18		21,269	23,141

Net income		(Won)	54,738	68,881

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Changes in Equity (unaudited)

For the six-month periods ended June 30, 2010 and 2009

	Note	Common stock		Accumulated other comprehensive income (loss)	Retained earnings	Total stockholders’ equity
		(In millions of Won)
Balance at January 1, 2009		(Won)	3,958,755	53,220	1,078,379	5,090,354
Dividends			—	—	—	—
Issuance of common stock			1,050,000	—	—	1,050,000
Net income			—	—	68,881	68,881
Change in fair value of available-for-sale securities, net of tax	4, 20		—	270,622	—	270,622
Proportionate share of investees’ net income under equity method	4, 20		—	2,178	—	2,178

Balance at June 30, 2009		(Won)	5,008,755	326,020	1,147,260	6,482,035

Balance at January 1, 2010		(Won)	5,008,755	350,392	1,104,208	6,463,355
Dividends			—	—	(4,520)	(4,520)
Issuance of common stock			150,000	—	—	150,000
Net income			—	—	54,738	54,738
Change in fair value of available-for-sale securities, net of tax	4, 20		—	(53,758)	—	(53,758)
Proportionate share of investees’ net income under equity method	4, 20		—	199	—	199

Balance at June 30, 2010		(Won)	5,158,755	296,833	1,154,426	6,610,014

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Non-Consolidated Statements of Cash Flows (unaudited)

For the six-month periods ended June 30, 2010 and 2009

	2010		2009
	(In millions of Won)
Cash flows from operating activities:
Net income	(Won)	54,738	68,881

Adjustments for:
Amortization of discounts on debentures		75,837	75,857
Provision for loan losses		90,653	101,647
Loss on foreign currency transactions		206,800	800,955
Depreciation		1,557	1,587
Amortization		563	520
Provision for retirement and severance benefits		3,697	3,016
Loss on valuation of derivatives		538,208	191,031
Loss on valuation of fair value hedged items		268,064	337,216
Amortization of present value discount		(2,631)	(2,718)
Gain on foreign currency transactions		(561,229)	(711,401)
Gain on disposal of property and equipment		(46)	(21)
Gain from equity method accounted investments		(538)	(7,315)
Gain on valuation of derivatives		(324,941)	(590,672)
Gain on valuation of fair value hedged items		(142,648)	(99,668)
Others, net		86,703	53,602

Changes in assets and liabilities:
Net decrease(increase) in available-for-sale securities		(250)	3,206
Net increase in loans		(2,940,299)	(4,055,600)
Net decrease in other assets		436,753	620,098
Net decrease in other liabilities		(396,933)	(1,026,493)
Payment of retirement and severance benefits		(824)	(3,711)
Dividend received from equity method accounted investments		161	86

Net cash used in operating activities	(Won)	(2,606,605)	(4,239,897)

Cash flows from investing activities:
Proceeds from sale of property and equipment	(Won)	47	23
Proceeds from sale of other assets		3,432	667
Purchase of property and equipment		(448)	(755)
Purchase of intangible assets		(126)	(209)
Acquisition of other assets		(3,807)	—

Net cash used in investing activities		(902)	(274)

Cash flows from financing activities:
Proceeds from borrowings		1,227,289	—
Proceeds from debentures		1,247,647	5,667,397
Proceeds from issuance of common stock		150,000	550,000
Repayment of borrowings		—	(1,573,256)
Dividends paid		(4,520)	—

Net cash provided by financing activities		2,620,416	4,644,141

Net increase in cash and due from banks		12,909	403,970
Cash and due from banks at beginning of period		873,768	231,679

Cash and due from banks at end of period (note 22)	(Won)	886,677	635,649

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)

June 30, 2010

1. Organization and Description of Business

The Export-Import Bank of Korea (the “Bank”) was established in 1976 as a special financial institution under the Export-Import Bank of Korea Act (the “EXIM Bank Act”) to grant financial facilities for overseas trade (i.e. import and export), investments and resources development activities. As of June 30, 2010, the Bank operates 10 domestic branches, 4 overseas subsidiaries and 12 overseas offices.

The Bank’s authorized capital is (Won)8,000,000 million, and, through numerous capital increases since the establishment, its paid-in capital is (Won)5,158,755 million as of June 30, 2010. The Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”) and Korea Finance Corporation hold 74.44%, 22.58% and 2.98% of the ownership of the Bank, respectively, as of June 30, 2010.

The Bank, as a trustee of the Government, has been managing the Economic Development Cooperation Fund, the Inter-Korean Cooperation Fund and Exchange Equalization Fund (the “Funds”) since June 1987, March 1991 and November 2008, respectively. The Funds are accounted independently and not included in the Bank’s financial statements. The Bank receives a fee from the Government for the trustee service.

2. Basis of Presenting Financial Statements and Summary of Significant Accounting Policies

(a) Basis of Presenting Financial Statements

The Bank maintains its accounting records in Korean Won and prepares non-consolidated financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended solely for use by those who are informed about Korean accounting principles and practices. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English from the Korean language non-consolidated financial statements.

Certain information attached to the Korean language non-consolidated financial statements, but not required for a fair presentation of the Bank’s financial position, results of operations, cash flows or changes in equity is not presented in the accompanying non-consolidated financial statements.

(b) Revenue Recognition

The Bank recognizes interest income from deposits, loans and securities on an accrual basis. However, the Bank recognizes interest income when payments are received for on the loans which principal or interest payments are overdue without guarantee of payment by financial institutions and of which repayment is significantly uncertain. The interest is accrued but not recognized on such loans amounted to (Won)85,903 million and (Won)4,775 million, respectively, as of June 30, 2010 and December 31, 2009. Any uncollected interest previously accrued on such loans is reversed and recorded as deduction of current period’s interest income.

(c) Investments in Securities (excluding investments in associate and subsidiaries)

Classification

Upon acquisition, the Bank classifies debt and equity securities (excluding investments in subsidiaries, associates and joint ventures) into the following categories: held-to-maturity, available-for-sale or trading securities.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

Investments in debt securities where the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity. Securities that are acquired principally for the purpose of selling in the short term are classified as trading securities. Investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities.

Initial recognition

Investments in securities (excluding investments in subsidiaries, associates and joint ventures) are initially recognized at cost.

Subsequent measurement and income recognition

Trading securities are subsequently carried at fair value. Gains and losses arising from changes in the fair value of trading securities are included in the income statement in the period in which they arise. Available-for-sale securities are subsequently carried at fair value. Gains and losses arising from changes in the fair value of available-for-sale securities are recognized as accumulated other comprehensive income, net of tax, directly in equity. Investments in available-for-sale securities that do not have readily determinable fair values are recognized at cost less impairment, if any. Held-to-maturity investments are carried at amortized cost with interest income and expense recognized in the income statement using the effective interest method.

Fair value information

The fair value of marketable securities is determined using quoted market prices as of the period end. Non-marketable debt securities are fair valued by discounting cash flows using the prevailing market rates for debt with a similar credit risk and remaining maturity. Credit risk is determined using the Bank’s credit rating as announced by accredited credit rating agencies in Korea. The fair value of investments in money market funds is determined by investment management companies.

Impairment

The Bank reviews investments in securities whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. Impairment losses are recognized when the reasonably estimated recoverable amounts are less than the carrying amount and it is not obviously evidenced that impairment is unnecessary.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized and a reversal of an impairment loss shall not exceed the carrying amount that would have been determined (net of amortization or depreciation) had no impairment loss been recognized in the asset in prior years.

(d) Investments in Associates and Subsidiaries

Associates are entities of the Bank and its subsidiaries that have the ability to significantly influence the financial and operating policies. It is presumed to have significant influence if the Bank holds directly or indirectly 15 percent or more of the voting power unless it can be clearly demonstrated that this is not the case. Subsidiaries are entities controlled by the Bank.

Investments in associates and subsidiaries are accounted for using the equity method of accounting and are initially recognized at cost.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

The Bank’s investments in associates and subsidiaries include goodwill identified on the acquisition date (net of any accumulated impairment loss). Goodwill is calculated as the excess of the acquisition cost of an investment in an associate or subsidiary over the Bank’s share of the fair value of the identifiable net assets acquired. Goodwill is amortized using the straight-line method over its estimated useful life. Amortization of goodwill is recorded together with equity income (losses).

When events or circumstances indicate that the carrying value of goodwill may not be recoverable, the Bank reviews goodwill for impairment and records any impairment loss immediately in the statement of income.

The Bank’s share of its post-acquisition profits or losses in investments in associates and subsidiaries is recognized in the income statement, and its share of post-acquisition movements in equity is recognized in equity. The cumulative post-acquisition movements are adjusted against the carrying amount of each investment. Changes in the carrying amount of an investment resulting from dividends by an associate or subsidiary are recognized when the associate or subsidiary declares the dividend. When the Bank’s share of losses in an associate or subsidiary equals or exceeds its interest in the associate or subsidiary, including preferred stock or other long term loans and receivables issued by the associate or subsidiary, the Bank does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate or subsidiary.

If an associate or a subsidiary uses accounting policies or estimates other than those of the Bank for like transactions and events in similar circumstances, the Bank makes appropriate adjustments to conform the associate’s accounting policies to those of the Bank when the associate’s financial statements are used by the Bank in applying the equity method. However, under the revised SKAS No. 15 Equity Method of Accounting, in the event that accounting policies and estimates differ due to the application of Exceptions to Accounting for Small and Medium-Sized Entities or K-IFRS, no adjustments are made.

If the investee is a subsidiary, net income and net assets of the parent company’s separate financial statements should agree with the parent company’s share in the net income and net assets of the consolidated financial statements, except when the Company discontinues the application of the equity method due to its investment in a subsidiary being reduced to zero.

Unrealized gains on transactions between the Bank and its associates or subsidiaries are eliminated to the extent of the Bank’s interest in each associate or subsidiary.

(e) Allowance for Loan Losses

Based on future loan repayment capacity of the borrower and past repayment history, the Bank classifies loans into five categories, “normal”, “precautionary”, “substandard”, “doubtful” and “estimated loss”, in accordance with the banking regulation in the Republic of Korea. Except for call loans and inter-bank loans with “normal” classification, the Bank provides allowance by each loan classification with the amount greater of using the expected loss method or the prescribed minimum levels of reserves in accordance with the Financial Supervisory Service Guideline (“FSS Guideline”).

i) Expected Loss Method

The allowance for normal loans is calculated by multiplying each outstanding loan balance by probability of default (“PD”) and loss given default (“LGD”). The Bank provides additional allowance for considering risks associated with a certain industry and country concentration. The allowances for loans classified other than “normal” are estimated based on expected future cash flows.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

ii) FSS Guideline

The prescribed minimum levels of reserves in the Regulations for the Supervision of Banks guide are as follows:

Normal (*)	0.85%
Precautionary	7%
Substandard	20%
Doubtful	50%
Estimated loss	100%

(*)	0.9% for market sensitive sectors including construction, real estate and rental services, retail and wholesale, lodging and restaurant

(f) Troubled Debt Restructuring

Loans with modified contract terms by a trouble debt restructuring program are accounted for at the present value of the rescheduled future cash flow expected, of which the discount rate is same as the effective rate of the original loan. The excess of the carrying amount over the present value of expected cash flows is recorded in allowance for loan loss in the current period. The present value discounts are recorded in allowance for loan loss and reflected as a deduction from the nominal value of the loans. If the previously recognized allowance for loan loss is greater than the present value discount, the difference is recorded as reversal of allowance for loan loss.

(g) Deferred Loan Origination Fees

Certain fees associated with lending activities, which meet specified criteria, are deferred and amortized over the life of the loan as an adjustment to the carrying amount of the loan using the effective yield method and recognized as interest income.

(h) Property and Equipment

Property, plant and equipment are stated at cost, except in the case of revaluations made in accordance with the Asset Revaluation Law, which allowed for asset revaluation prior to the Law being revoked on December 31, 2000. Assets acquired through investment in kind or donation are recorded at their fair value upon acquisition. For assets acquired in exchange for a non-monetary asset, the fair value of the asset given up is used to measure the cost of the asset received unless the fair value of the asset received is more clearly evident.

Significant additions or improvements extending the useful life of assets are capitalized. Normal maintenance and repairs are charged to expense as incurred.

Property and equipment are depreciated over the estimated useful lives of the assets using the following methods:

	Useful lives years	Depreciation method
Buildings	10~60	Straight-line(*)
Vehicles	4	Declining balance
Equipment	4~20	Declining balance

(*)	Buildings acquired and related improvements made prior to January 1, 1995 are depreciated using the declining-balance method.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

The Bank reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the expected estimated undiscounted future net cash flows from the use of the asset and its eventual disposal are less than its carrying amount.

(i) Intangible Assets

Intangible assets are stated at the production or purchase cost, plus incidental expenses and capital expenditures. Amortization is computed using the straight-line method over five years and directly reduced from intangible assets.

Intangible assets are subject to an impairment review if there are events or changes in circumstances which indicate that the carrying amount may not be recoverable. An impairment loss is recognized by reducing the carrying amount to the recoverable amount.

(j) Discount (Premium) on Debentures

Discount (premium) on debentures issued, which represents the difference between the face value and issuance price of debentures, is amortized (accreted) using the effective interest rate method over the life of the debentures. The amount amortized (accreted) is included in interest expense.

(k) Retirement and Severance Benefits

Employees who have been with the Bank for more than one year are entitled to lump-sum payments based on salary rates and length of service at the time they leave the Bank. The Bank’s estimated liability under the plan, which would be payable if all employees left at the end of the reporting period, is accrued in the accompanying non-consolidated statements of financial position.

Through March 1999, under the National Pension Scheme of Korea, the Bank transferred a certain portion of retirement allowances for employees to the National Pension Fund. The amount transferred reduced the retirement and severance benefit amount to be paid to the employees when they leave the Bank and is accordingly reflected in the accompanying non-consolidated financial statements as a reduction of the retirement and severance benefits liability. However, due to regulation effective April 1999, such transfers to the National Pension Fund are no longer required.

(l) Allowance for Acceptances and Guarantees

The Bank provides allowance for outstanding acceptances and guarantees, the amount after considering the credit conversion factors (CCF), using the same allowance methodology used for estimating allowance for loan loss. However, the Bank does not provide additional allowance for risks associated with a certain industry and country concentration for unconfirmed acceptances and guarantees.

(m) Allowance for Unused Loan Commitments

The Bank provides allowance for unused loan commitments, the amount after considering the credit conversion factors (CCF), using the same allowance methodology used for estimating allowance for loan loss. However, the Bank does not provide the additional allowance for risks associated with a certain industry and country concentration for unused loan commitments.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(n) Provisions

Provisions are recognized when all of the following are met: (1) the Bank has a present obligation as a result of a past event, (2) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and (3) a reliable estimate can be made of the amount of the obligation. Where the effect of the time value of money is material, a provision is recorded at the present value of the expenditures expected to be required to settle the obligation.

Where the expenditure required to settle a provision is expected to be reimbursed by another party, the reimbursement is recognized as a separate asset when, and only when, it is virtually certain that reimbursement will be received if the Bank settles the obligation. The expense generated by the provision is presented net of the amount of expected reimbursement.

(o) Derivatives and Hedge Accounting

The Bank holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures.

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. Attributable transaction costs are recognized in profit or loss when incurred.

Hedge accounting

Where a derivative, which meets certain criteria, is used for hedging the exposure to changes in the fair value of a recognized asset, liability or firm commitment, it is designated as a fair value hedge. Where a derivative, which meets certain criteria, is used for hedging the exposure to the variability of the future cash flows of a forecasted transaction it is designated as a cash flow hedge.

The Bank documents, at the inception of the transaction, the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Bank also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in fair values or cash flows of hedged items.

Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the statement of income, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk.

Derivatives that do not qualify for hedge accounting

Changes in the fair value of derivative instruments that are not designated as fair value hedges are recognized immediately in the statement of income.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(p) Income Taxes

Income tax on the income or loss for the year comprises current and deferred tax. Income tax is recognized in the statement of income except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted.

Deferred tax is provided using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the end of the reporting period.

A deferred tax asset is recognized only to the extent that it is probable that future taxable income will be available against which the unused tax losses and credits can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Deferred tax assets and liabilities are classified as current or non-current based on the classification of the related asset or liability for financial reporting or the expected reversal date of the temporary difference for those with no related asset or liability such as loss carryforwards and tax credit carryforwards. The deferred tax amounts are presented as a net current asset or liability and a net non-current asset or liability.

Changes in deferred taxes due to a change in the tax rate except for those related to items initially recognized outside profit or loss (either in other comprehensive income or directly in equity) are recognized as income in the current year.

(q) Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into Korean Won at the foreign exchange rate on the end of the reporting period, with the resulting gains or losses recognized in the income statement. Monetary assets and liabilities denominated in foreign currencies are translated into Korean Won at (Won)1,210.30 and (Won)1,167.60 to USD 1 based on the basic exchange rate and the cross exchange rate announced by the Seoul Monetary Brokerage Services Ltd. June 30, 2010 and December 31, 2009. Financial statements of foreign-based operations, branches and companies accounted for using the equity method, are translated at the rate of exchange on the end if the reporting period.

(r) Use of Estimates

The preparation of non-consolidated financial statements in accordance with accounting principles generally accepted in the Republic of Korea requires management to make estimates and assumptions that affect the amounts reported in the non-consolidated financial statements and related notes to non-consolidated financial statements. Actual results could differ from those estimates.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

3. Due from banks

(a) Due from banks as of June 30, 2010 and December 31, 2009 are as follows:

	Financial institution	Interest (%)	2010		2009
			(in millions of Won)
Due from banks In local currency:	Reserve deposit	—	(Won)	24	1
	Demand deposits	—		875	837
	Time deposits	2.1~3.4		708,000	620,000
	Others	1.9~2.5		94,200	226,400

				803,099	847,238

Due from banks In foreign currency:	Demand deposits	—		34,816	16,925
	Others	FFR-0.2 and others		48,762	9,605

				83,578	26,530

			(Won)	886,677	873,768

(b) As of June 30, 2010 and December 31, 2009, the bank does not have the restricted deposits.

(c) Due from banks by financial institution as of June 30, 2010 and December 31, 2009 are as follows:

	2010				2009
	Due from banks in local currency		Due from banks in foreign currencies	Total	Due from banks in local currency	Due from banks in foreign currencies	Total
	(in millions of Won)
Bank of Korea	(Won)	24	—	24	1	—	1
Banks		803,075	83,467	886,542	847,237	26,407	873,644
Others		—	111	111	—	123	123

	(Won)	803,099	83,578	886,677	847,238	26,530	873,768

(d) The maturities of due from banks as of June 30, 2010 and December 31, 2009 are as follows:

	2010
	Due in 3 months or less		Due after 3 months to 6 months	Total
	(in millions of Won)
Due from bank in local currency	(Won)	613,099	190,000	803,099
Due from bank in foreign currencies		83,578	—	83,578

	(Won)	696,677	190,000	886,677

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

	2009
	Due in 3 months or less		Due after 3 months to 6 months	Total
	(in millions of Won)
Due from bank in local currency	(Won)	732,238	115,000	847,238
Due from bank in foreign currencies		26,530	—	26,530

	(Won)	758,768	115,000	873,768

4. Securities

(a) Securities as of June 30, 2010 and December 31, 2009 are as follows:

	2010		2009
	(in millions of Won)
Equity securities
Marketable equity securities	(Won)	1,043,818	1,132,414
Non-marketable equity securities		2,048,983	2,029,069
Equity investment		1,499	1,459

		3,094,300	3,162,942
Equity method accounted investments		117,792	115,094

	(Won)	3,212,092	3,278,036

(b) Marketable equity securities as of June 30, 2010 and December 31, 2009 are as follows:

	2010
	No. of shares	Ownership (%)	Book value before fair value adjustment		Fair value (book value)
	(in millions of Won)
Korea Exchange Bank (“KEB”)	40,314,387	6.25	(Won)	584,559	507,961
Industrial Bank of Korea	8,501,153	1.56		119,016	123,267
Daewoo International Corporation (*)	11,326,292	11.24		311,935	309,774
SK Networks Co., Ltd.	9,886,160	3.98		116,904	102,816

			(Won)	1,132,414	1,043,818

(*)	These securities are restricted for sale as of June 30, 2010. The Bank recorded the fair value of these securities restricted for sale by using the fair value information from the external evaluation agency, the Korea Bond Pricing (“KBP”).

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

	2009
	No. of shares	Ownership (%)	Book value before fair value adjustment		Fair value (book value)
	(in millions of Won)
Korea Exchange Bank (“KEB”)	40,314,387	6.25	(Won)	255,190	584,559
Industrial Bank of Korea	8,501,153	1.56		65,374	119,016
Daewoo International Corporation (*)	10,996,400	11.24		225,096	311,935
SK Networks Co., Ltd. (*)	9,886,160	4.07		80,041	116,904

			(Won)	625,701	1,132,414

(*)	These securities, except for 2,820,909 shares of SK Networks Co., Ltd. are restricted for sale as of December 31, 2009. The Bank recorded the fair value of these securities restricted for sale by using the fair value information from KBP.

(c) Non-marketable equity securities as of June 30, 2010 and December 31, 2009 are as follows:

	2010
	No. of shares	Ownership (%)	Book value before fair value adjustment		Book value (*)
	(in millions of Won)
Korea Expressway Corp.	180,580,254	8.03	(Won)	1,634,071	1,653,754
Kyobo Life Insurance Co., Ltd.,	1,199,001	5.85		288,659	288,659
Industrial Bank of Korea (preferred stock)	6,210,000	6.34		78,246	81,041
Korea Ship Finance	254,000	14.99		1,496	1,619
Daewoo Electronics Corp.	224,580	0.21		175	191
Pantech Co., Ltd.	58,713,052	3.56		24,425	21,195
SB Telcom	420,984	3.29		210	210
Hanchang Paper Co., Ltd	1,848,000	4.07		965	1,137
Korea Data Systems Co., Ltd	320	0.24		2	1
Others	281,187,156	—		1,100	1,176

			(Won)	2,029,349	2,048,983

(*)	As of June 30, 2010, the Bank recorded the fair value of the shares of Korea Expressway Corp., Industrial Bank of Korea (preferred stock), Korea Ship Finance, Daewoo Electronics Corp., Pantech Co., Ltd., Hanchang Paper Co., Ltd and Korea Data Systems Co., Ltd. by using the fair value information from KBP. The other securities were recorded at the acquisition costs since the fair value was not readily determinable. The shares of Daewoo Electronics Corp., Pantech Co., Ltd., SB Telcom, Hanchang Paper Co., Ltd and Korea Data Systems Co., Ltd are restricted for sale as of June 30, 2010.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

	2009
	No. of shares	Ownership (%)	Book value before fair value adjustment		Book value (*)
	(in millions of Won)
Korea Expressway Corp.	180,580,254	8.03	(Won)	1,311,341	1,634,071
Kyobo Life Insurance Co., Ltd.,	1,199,001	5.85		288,659	288,659
Industrial Bank of Korea (preferred stock)	6,210,000	6.34		42,979	78,246
Korea Ship Finance	254,000	14.99		1,270	1,496
Daewoo Electronics Corp.	224,580	0.21		157	175
Pantech Co., Ltd.	58,713,052	3.56		419	24,425
SB Telcom	420,984	3.29		210	210
Hanchang Paper Co., Ltd	1,848,000	4.84		—	965
Korea Data Systems Co., Ltd	320	0.24		2	2
Others	31,105,786	—		820	820

			(Won)	1,645,857	2,029,069

(*)	As of December 31, 2009, the Bank recorded the fair value of the shares of Korea Expressway Corp., Industrial Bank of Korea (preferred stock), Korea Ship Finance, Daewoo Electronics Corp., Pantech Co., Ltd., Hanchang Paper Co., Ltd, and Korea Data Systems Co., Ltd. by using the fair value information from the KBP. The other securities were recorded at the acquisition costs since the fair value was not readily determinable. The shares of Daewoo Electronics Corp., Pantech Co., Ltd., SB Telcom, Hanchang Paper Co., Ltd, and Korea Data Systems Co., Ltd were restricted for sale as of December 31, 2009.

(d) Equity investments as of June 30, 2010 and December 31, 2009 are as follows:

	2010
	Ownership (%)	Book value before fair value adjustment		Book value
	(in millions of Won)
Korea Asset Management Corporation	0.14	(Won)	1,220	1,220
Korea Money Brokerage Corporation	0.56		239	279

		(Won)	1,459	1,499

	2009
	Ownership (%)	Book value before adjustment		Book value
	(in millions of Won)
Korea Asset Management Corporation	0.14	(Won)	1,220	1,220
Korea Money Brokerage Corporation	0.56		56	239

		(Won)	1,276	1,459

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(e) Disposals of securities during the six-month period ended June 30, 2010 and the year ended December 31, 2009, respectively, are as follows:

(i)	No disposals of securities have occurred during the six-month period ended June 30, 2010.

(ii)	Disposals of securities for the year ended December 31, 2009 is as follow.

	2009
	No. of shares	Disposed price		Acquisition costs	Realized gain (loss)
	(in millions of Won)
SK Networks Co., Ltd.	628,445	(Won)	10,403	3,111	7,292
Hyundai Corporation	1,031,600		19,736	12,829	6,907
Daewoo International Corporation	329,892		10,539	—	10,539
SG Global Corporation	18,903		148	95	53

		(Won)	40,826	16,035	24,791

(f) Details of equity method accounted investments securities as of June 30, 2010 and December 31, 2009 are as follows:

	Ownership (%)	Acquisition costs		Book value
				2010	2009
	(in millions of Won)
KEXIM Bank UK Limited	100.0	(Won)	41,590	46,188	46,590
KEXIM Vietnam Leasing Co.	100.0		13,564	8,560	8,781
PT. KOEXIM Mandiri Finance	85.0		5,003	19,856	20,035
KEXIM Asia Limited	100.0		31,302	43,188	39,688

		(Won)	91,459	117,792	115,094

(g) As of June 30, 2010 and December 31, 2009, the valuation gain and loss on equity method accounted investment securities are as follows:

	2010
	Beginning balances		Dividend	Gain (loss)	Accumulated other comprehensive income	Others	Ending balances
	(in millions of Won)
KEXIM Bank UK Limited	(Won)	46,590	(38)	995	—	(1,359)	46,188
KEXIM Vietnam Leasing Co.		8,781	—	(541)	—	320	8,560
PT. KOEXIM Mandiri Finance		20,035	(52)	(1,731)	—	1,604	19,856
KEXIM Asia Limited		39,688	(71)	1,815	254	1,502	43,188

	(Won)	115,094	(161)	538	254	2,067	117,792

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

	2009
	Beginning balances		Dividend	Gain (loss)	Accumulated other comprehensive income	Others	Ending balances
	(in millions of Won)
KEXIM Bank UK Limited	(Won)	44,708	—	407	—	1,475	46,590
KEXIM Vietnam Leasing Co.		9,543	—	(80)	—	(682)	8,781
PT. KOEXIM Mandiri Finance		14,474	(51)	4,085	432	1,095	20,035
KEXIM Asia Limited		33,341	(32)	2,670	6,060	(2,351)	39,688

	(Won)	102,066	(83)	7,082	6,492	(463)	115,094

Due to the time lag in obtaining audited or reviewed financial statements of the investees for the preparation of the Bank’s financial statements, the financial statements prepared by the investees’ management have been used for equity method accounting. The Bank performed additional procedures to review the reliability of those financial statements prepared by the investees’ management.

(h) The summary of financial positions and operation results of the equity method accounted investment securities as of June 30, 2010 and December 31, 2009 are as follows:

	2010
	Assets		Liabilities	Stockholders’ equity	Net income
	(in millions of Won)
KEXIM Bank UK Limited	(Won)	446,106	399,918	46,188	995
KEXIM Vietnam Leasing Co.		91,859	83,299	8,560	(541)
PT. KOEXIM Mandiri Finance		168,335	144,975	23,360	(2,036)
KEXIM Asia Limited		378,861	335,673	43,188	1,815

	(Won)	1,085,161	963,865	121,296	233

	2009
	Assets		Liabilities	Stockholders’ equity	Net income
	(in millions of Won)
KEXIM Bank UK Limited	(Won)	411,732	365,142	46,590	407
KEXIM Vietnam Leasing Co.		88,628	79,847	8,781	(80)
PT. KOEXIM Mandiri Finance		145,873	122,303	23,570	4,806
KEXIM Asia Limited		334,840	295,152	39,688	2,670

	(Won)	981,073	862,444	118,629	7,803

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(i) Changes in valuation gain (loss) on available-for-sale securities and equity method accounted investment securities for the six-month period ended June 30, 2010 and year ended December 31, 2009, respectively, are as follows:

	2010
	Beginning balance		Unrealized gain (loss)	Disposition	Ending balance
	(in millions of Won)
Equity method accounted investments	(Won)	(747)	199	—	(548)
Available-for-sale securities:
Equity securities		351,139	(53,758)	—	297,381

	(Won)	350,392	(53,559)	—	296,833

	2009
	Beginning balance		Unrealized gain (loss)	Disposition	Ending balance
	(in millions of Won)
Equity method accounted investments	(Won)	(5,811)	5,064	—	(747)
Available-for-sale securities:
Equity securities		59,031	294,826	(2,718)	351,139

	(Won)	53,220	299,890	(2,718)	350,392

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

5. Loans

(a) Loans outstanding as of June 30, 2010 and December 31, 2009 are as follows:

	2010		2009
	(in millions of Won)
Loans in local currency:
Loans for export	(Won)	6,658,706	8,280,528
Loans for overseas investment		732,370	138,163
Loans for import		1,454,042	1,275,609
Others		19,001	16,178

		8,864,119	9,710,478

Loans in foreign currencies:
Loans for export		13,674,892	12,815,378
Loans for overseas investment		10,800,335	10,256,463
Trading note rediscount loans		1,825,132	—
Loans for import		1,349,749	1,188,196
Overseas funding loans		1,057,468	703,052
Domestic usance bills		349,218	144,581
Inter-bank loans		108,927	141,280
Others		117	118

		29,165,838	25,249,068
Valuation adjustment of loans in foreign currencies (*)		343,281	242,542

Deferred loan origination fees		(95,870)	(94,946)

		29,413,249	25,396,664

Bills bought in local currency		49,235	51,720
Bills bought in foreign currencies		782,935	559,591
Advances for customers		4,218	109,860
Call loans:
Call loans in foreign currencies		2,222,009	1,742,598

Total loans before allowances for loan loss		41,335,765	37,570,911
Allowance for loan loss		(1,236,246)	(1,224,406)

Loans, net of allowance for loan loss	(Won)	40,099,519	36,346,505

(*)	Interest rate swap was contracted to hedge the changes in the fair value of loan commitment in foreign currencies resulting from the volatility in the interest rate. The gain on valuation of loan commitment, which was confirmed, was recognized as valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(b) Loans classified by customer as of June 30, 2010 and December 31, 2009 are as follows:

	2010
	Loans in local currency		Loans in foreign currencies (*2)	Total	Ratio (%)
	(in millions of Won)
Large corporations	(Won)	6,295,177	11,035,529	17,330,706	45.59
Small and medium company (*1)		2,552,042	2,646,308	5,198,350	13.66
Public sector and others		16,900	15,484,001	15,500,901	40.75

	(Won)	8,864,119	29,165,838	38,029,957	100.00

	2009
	Loans in local currency		Loans in foreign currencies (*2)	Total	Ratio (%)
	(in millions of Won)
Large corporations	(Won)	7,532,120	9,099,527	16,631,647	47.57
Small and medium company (*1)		2,178,358	2,010,546	4,188,904	11.98
Public sector and others		—	14,138,995	14,138,995	40.45

	(Won)	9,710,478	25,249,068	34,959,546	100.00

(*1)	Small and medium company is defined in Paragraph 1 of Article 2 of the Small and Medium Company Law.
(*2)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and valuation adjustment of loans in foreign currencies.

(c) Loans to other financial institutions as of June 30, 2010 and December 31, 2009 are as follows:

	Other banks		Others	Total
	(in millions of Won)
Loans in local currency	(Won)	—	450,000	450,000
Loans in foreign currencies		108,927	4,036,688	4,145,615
Other		2,222,009	416,682	2,638,691

	(Won)	2,330,936	4,903,370	7,234,306

	Other banks		Others	Total
Loans in local currency	(Won)	—	451,500	451,500
Loans in foreign currencies		141,280	2,439,325	2,580,605
Other		1,742,598	231,041	1,973,639

	(Won)	1,883,878	3,121,866	5,005,744

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(d) Loans classified by industry as of June 30, 2010 and December 31, 2009 are as follows:

	2010
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Manufacturing	(Won)	7,516,497	9,574,169	199,642	17,290,308	42.08
Transportation		181,190	8,421,747	—	8,602,937	20.94
Finance and insurance		450,000	4,145,615	2,638,691	7,234,306	17.61
Wholesale and retail		173,581	1,034,900	135,155	1,343,636	3.27
Real estate		—	37,277	—	37,277	0.09
Construction		449,071	800,098	—	1,249,169	3.04
Public sector and others		93,780	5,152,032	84,909	5,330,721	12.97

	(Won)	8,864,119	29,165,838	3,058,397	41,088,354	100.00

	2009
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Manufacturing	(Won)	8,171,704	8,551,178	380,397	17,103,279	45.70
Transportation		180,690	8,453,389	1,072	8,635,151	23.07
Finance and insurance		451,500	2,580,605	1,973,639	5,005,744	13.38
Wholesale and retail		149,544	951,228	81,598	1,182,370	3.16
Real estate		—	36,312	—	36,312	0.10
Construction		698,433	132,928	—	831,361	2.22
Public sector and others		58,607	4,543,428	27,063	4,629,098	12.37

	(Won)	9,710,478	25,249,068	2,463,769	37,423,315	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(e) Loans classified by risk-possessive country as of June 30, 2010 and December 31, 2009 are as follows:

	2010
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Asia:
Korea	(Won)	8,864,119	14,997,556	2,432,502	26,294,177	64.00
Saudi Arabia		—	1,809,142	912	1,810,054	4.40
Iran		—	1,354,155	69,972	1,424,127	3.47
Qatar		—	1,088,921	—	1,088,921	2.65
Singapore		—	766,275	24,054	790,329	1.92
Oman		—	605,150	—	605,150	1.47
India		—	634,199	29,420	663,619	1.61
Indonesia		—	411,843	4,393	416,236	1.01
Others		—	1,142,365	214,201	1,356,566	3.30

		8,864,119	22,809,606	2,775,454	34,449,179	83.85

Europe:
England		—	1,210,170	17,192	1,227,362	2.99
France		—	436,864	10,160	447,024	1.09
Sweden		—	655,125	—	655,125	1.59
Ireland		—	500,350	—	500,350	1.22
Others		—	2,452,327	140,839	2,593,166	6.31

		—	5,254,836	168,191	5,423,027	13.19

America:
Canada		—	376,770	80	376,850	0.92
Brazil		—	183,360	281	183,641	0.45
Peru		—	175,945	—	175,945	0.43
United States		—	149,133	104,842	253,975	0.62
Others		—	202,560	34	202,594	0.49

		—	1,087,768	105,237	1,193,005	2.90

Africa:
Algeria		—	—	7,844	7,844	0.02
Others		—	13,628	1,671	15,299	0.04

		—	13,628	9,515	23,143	0.06

	(Won)	8,864,119	29,165,838	3,058,397	41,088,354	100.00

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

	2009
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Asia:
Korea	(Won)	9,710,478	12,079,955	1,463,862	23,254,295	62.14
Saudi Arabia		—	1,734,636	409	1,735,045	4.64
Iran		—	1,411,680	28,035	1,439,715	3.85
Qatar			1,100,148	497	1,100,645	2.94
Singapore		—	778,325	21,910	800,235	2.14
Oman		—	583,800	1,129	584,929	1.56
India		—	491,242	24,522	515,764	1.38
Indonesia		—	350,027	7,615	357,642	0.96
Others		—	931,402	238,261	1,169,663	3.12

		9,710,478	19,461,215	1,786,240	30,957,933	82.73

Europe:
England		—	1,003,427	184,814	1,188,241	3.18
France		—	440,645	226,000	666,645	1.74
Sweden		—	652,494	—	652,494	1.29
Ireland		—	482,811	—	482,811	1.78
Others		—	2,171,089	190,297	2,361,386	6.31

		—	4,750,466	601,111	5,351,577	14.30

America:
Canada		—	400,028	297	400,325	1.07
Brazil		—	185,648	—	185,648	0.50
Peru		—	156,593	—	156,593	0.42
United States		—	87,439	62,259	149,698	0.40
Others		—	207,679	175	207,854	0.55

		—	1,037,387	62,731	1,100,118	2.94

Africa:
Algeria		—	—	11,804	11,804	0.03
Others		—	—	594	594	0.00

		—	—	12,398	12,398	0.03

Oceania:
Australia and others		—	—	1,289	1,289	0.00

	(Won)	9,710,478	25,249,068	2,463,769	37,423,315	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(f) Restructured loans that occurred during the six-month period ended June 30, 2010 are as follows:

	Company	Loan Amount	Allowances (*)
		(in millions of Won)
Restoration procedure and rearrangement	Hanam Electronics Co., Ltd. And other 17 companies	40,722	31,668
Individual agreements	Financial loan to Russia and other two companies	247,075	14,737

		287,797	46,405

(*)	The present value discounts relating to the restructured loans are excluded from these allowances.

(g) Changes in the present value discounts relating to the restructured loans for the six-month period and year ended June 30, 2010 and December 31, 2009 are as follows:

	2010
	Discount rate (%)	Term (years)	Beginning balance		Addition	Amortization	Changes in exchange rate	Ending balance
	(in millions of Won)
Work-out process and rearrangement	4.22~4.99	9~10	(Won)	5,585	747	(340)	27	6,019
Individual agreements(*)	4.12~5.30	9~18		36,819	—	(2,291)	1,289	35,817

			(Won)	42,404	747	(2,631)	1,316	41,836

	2009
	Discount rate (%)	Term (years)	Beginning Balance		Addition	Amortization	Changes in exchange rate	Ending balance
	(in millions of Won)
Work-out process and rearrangement	4.22~4.99	9~ 10	(Won)	159	7,085	(1,656)	(3)	5,585
Individual agreements(*)	4.12~5.30	9~18		44,865	—	(5,110)	(2,936)	36,819

			(Won)	45,024	7,085	(6,766)	(2,939)	42,404

(*)	As of February 20, 2004, the Bank restructured the remaining loan balance of USD299 million overdue loan to Russia (USD422 million—the principal and interest amounting to USD262 million and USD160 million, respectively at the time of restructuring) after the reduction of unpaid interest of USD123 million in accordance with the bilateral agreement between the Government and Russia. As of June 30, 2010, the balance of restructured loan to Russia was (Won)198,398 million and the balance of present value discounts was (Won)31,339 million.

(h) For the six-month period ended June 30, 2010, the bank converted (Won)3,279 million of loans to three borrowers including Ezze Mobile Tech., Inc. to equity, and no additional provision for loan losses were recognized.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(i) The maturities of loans as of June 30, 2010 and December 31, 2009 are as follows:

	2010
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Due in 3 months or less	(Won)	2,487,498	4,793,291	2,875,775	10,156,564	24.72
Due after 3 months to 6 months		3,126,782	2,003,281	76,729	5,206,792	12.67
Due after 6 months to 1 year		1,570,927	3,137,733	55,734	4,764,394	11.60
Due after 1 year to 2 years		303,773	1,939,658	808	2,244,239	5.46
Due after 2 years to 3 years		310,390	1,607,609	—	1,917,999	4.67
Due after 3 years to 4 years		125,946	2,975,072	45,133	3,146,151	7.66
Due after 4 years to 5 years		911,144	5,396,871	—	6,308,015	15.35
Due after 5 years		27,659	7,312,323	4,218	7,344,200	17.87

	(Won)	8,864,119	29,165,838	3,058,397	41,088,354	100.00

	2009
	Loans in local currency		Loans in foreign currencies (*)	Others	Total	Ratio (%)
	(in millions of Won)
Due in 3 months or less	(Won)	3,012,086	2,613,575	2,203,636	7,829,297	20.92
Due after 3 months to 6 months		4,789,660	1,874,803	86,627	6,751,090	18.04
Due after 6 months to 1 year		1,025,934	1,920,469	13,283	2,959,686	7.91
Due after 1 year to 2 years		272,548	1,603,274	5,760	1,881,582	5.03
Due after 2 years to 3 years		160,841	1,305,902	—	1,466,743	3.92
Due after 3 years to 4 years		116,621	610,479	—	727,100	1.94
Due after 4 years to 5 years		22,638	1,570,408	—	1,593,046	4.26
Due after 5 years		310,150	13,750,158	154,463	14,214,771	37.98

	(Won)	9,710,478	25,249,068	2,463,769	37,423,315	100.00

(*)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and valuation adjustment of loans in foreign currencies.

6. Allowances for Loan Losses

(a) The allowances for loan losses as of June 30, 2010 and December 31, 2009 are as follows:

	2010		2009
	(in millions of Won)
Loans in local currency	(Won)	332,254	292,390
Loans in foreign currencies		872,137	814,162
Other loans		31,855	117,854

	(Won)	1,236,246	1,224,406

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(b)	As of June 30, 2010 and December 31, 2009, loan balances and allowances for loan losses by credit risk classification are as follows:

		2010
		Balance		Allowance	Provision ratio (%)
		(in millions of Won)
Loans in local currency	Normal	(Won)	8,290,245	121,139	1.46
	Precautionary		338,026	59,546	17.61
	Substandard		143,071	62,307	43.55
	Doubtful		70,544	67,029	95.02
	Estimated loss		22,233	22,233	100.00

			8,864,119	332,254	3.75

Loans in foreign currencies	Normal		27,726,254	650,906	2.35
	Precautionary		1,130,975	105,657	9.27
	Substandard		146,743	63,970	43.59
	Doubtful		25,751	24,416	94.82
	Estimated loss		27,188	27,188	100.00

			29,056,911	872,137	3.00

Other	Normal		786,147	15,518	1.97
	Precautionary		45,133	11,330	25.10
	Substandard		—	—	—
	Doubtful		4,257	4,042	94.95
	Estimated loss		965	965	100.00

			836,502	31,855	3.81

		(Won)	38,757,532	1,236,246	3.19

The loan balances stated in the above table do not include the present value discount. Inter-bank loans of (Won)108,927 million and call loans of (Won)2,222,009 million, which were classified as normal, are excluded from the loan balances stated in the above table, while suspense payments on credit of (Won)114 million are included in the loan balances stated in the above table. The valuation adjustment of loans in foreign currencies of (Won)343,281 million and deferred loan origination fees of (Won)(95,870) million are also excluded from the loan balances stated in the above table.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

		2009
		Balance		Allowance	Provision ratio (%)
		(in millions of Won)
Loans in local currency	Normal	(Won)	9,329,278	127,926	1.37
	Precautionary		199,356	34,630	17.37
	Substandard		86,511	37,677	43.55
	Doubtful		63,010	59,834	94.96
	Estimated loss		32,323	32,323	100.00

			9,710,478	292,390	3.01

Loans in foreign currencies	Normal		23,818,555	620,643	2.61
	Precautionary		1,162,912	111,747	9.61
	Substandard		75,369	32,830	43.56
	Doubtful		38,022	36,012	94.71
	Estimated loss		12,930	12,930	100.00

			25,107,788	814,162	3.24

Other	Normal		567,074	9,759	1.72
	Precautionary		59,938	14,168	23.64
	Substandard		—	—	—
	Doubtful		6,665	6,320	97.83
	Estimated loss		87,607	87,607	100.00

			721,284	117,854	16.33

		(Won)	35,539,550	1,224,406	3.45

The loan balances stated in the above table do not include the present value discounts. Inter-bank loans of (Won)141,280 million and call loans of (Won)1,742,598 million, which were classified as normal, are excluded from the loan balances stated in the above table, while suspense payments on credit of (Won)113 million are included in the loan balances stated in the above table. The valuation adjustment of loans in foreign currencies of (Won)242,542 million and deferred loan origination fees of (Won)(94,946) million are also excluded from the loan balances stated in the above table.

(c) Changes in allowances for loan losses for the six-month period ended June 30, 2010 and year ended December 31, 2009, respectively, are as follows:

	2010		2009
	(in millions of Won)
Beginning balance	(Won)	1,224,406	966,948
Provision for loan losses		90,653	338,837
Write-off		(99,761)	(12,650)
Debt for equity swap		—	(3,594)
Decrease in present value discounts		(2,631)	(6,766)
Changes in exchange rates and others		23,579	(58,369)

Ending balance	(Won)	1,236,246	1,224,406

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(d) The ratio of allowances to loans for the previous three periods are as follows:

	2010.6.30		2009.12.31	2008.12.31
	(in millions of Won)
Loans subject to allowance for loan losses	(Won)	38,757,532	35,539,550	30,972,233
Allowances for loan losses		1,236,246	1,224,406	966,948

Ratio (%)		3.19	3.45	3.12

7. Property and Equipment

(a) Property and equipment and the related accumulated depreciation as of June 30, 2010 and December 31, 2009 are as follows:

	2010				2009
	Acquisition cost		Accumulated depreciation	Book value	Acquisition cost	Accumulated depreciation	Book value
	(in millions of Won)
Land	(Won)	4,484	—	4,484	4,484	—	4,484
Buildings		44,612	(18,042)	26,570	44,612	(17,292)	27,320
Vehicles		2,426	(1,611)	815	2,302	(1,521)	781
Equipment		16,173	(14,284)	1,889	16,132	(13,849)	2,283

	(Won)	67,695	(33,937)	33,758	67,530	(32,662)	34,868

(b) The officially declared values of land at June 30, 2010 and December 31, 2009, as announced by the Ministry of Land, Transport and Maritime Affairs, are (Won)103,095 million and (Won)101,069 million, respectively. The officially declared value, which is used for government purposes, is not intended to represent fair value.

(c) Changes in book value of property and equipment for the six-month period ended June 30, 2010 and year ended December 31, 2009, respectively, are as follows:

	2010
	Beginning balances		Acquisitions	Disposals	Depreciation	Ending balances
	(in millions of Won)
Land	(Won)	4,484	—	—	—	4,484
Buildings		27,320	—	—	(750)	26,570
Vehicles		781	288	—	(254)	815
Equipment		2,283	160	(1)	(553)	1,889

	(Won)	34,868	448	(1)	(1,557)	33,758

	2009
	Beginning balances		Acquisitions	Disposals	Depreciation	Ending balances
	(in millions of Won)
Land	(Won)	4,484	—	—	—	4,484
Buildings		28,656	172	—	(1,508)	27,320
Vehicles		584	695	—	(498)	781
Equipment		2,403	1,265	(3)	(1,382)	2,283

	(Won)	36,127	2,132	(3)	(3,388)	34,868

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(d) Insured assets as of June 30, 2010 and December 31, 2009 are as follows:

		2010			2009
	Insurance company	Book value		Insured amount	Book value	Insured amount
		(in millions of Won)
Buildings	Lotte Non-Life Insurance Co., Ltd. and others	(Won)	26,570	24,217	27,320	24,217
Equipment	LIG Insurance Co., Ltd. and others		1,889	2,299	2,283	2,283

		(Won)	28,459	26,516	29,603	26,500

In addition to the above, the Bank carries a commercial liability package, and gas liability insurance with a maximum coverage of (Won)80 million per accidental death and of (Won)300 million per accidental property damage. All vehicles are covered by comprehensive auto insurance.

8. Other Assets

(a) Details of other assets as of June 30, 2010 and December 31, 2009 are as follows:

	2010		2009
	(in millions of Won)
Security deposits	(Won)	20,932	20,536
Accounts receivable		203	242
Accrued income		329,024	506,180
Prepaid expenses		72,638	123,929
Deferred tax assets (note 18)		138,171	115,993
Derivative assets (note 15)		824,049	710,476
Intangible assets		2,933	3,370
Sundry assets
Other loans		7,268	6,750
Other suspense payments		1,323	918
Suspense payments on credit		114	113
Membership certificates		6,122	6,122
Others		11	11

	(Won)	1,402,788	1,494,640

(b) Changes in intangible assets for the six-month period ended June 30, 2010 and year ended December 31, 2009, are as follows:

	2010		2009
	(in millions of Won)
Beginning balance	(Won)	3,370	1,863
Increase		126	2,526
Amortization		(563)	(1,019)

Ending balance	(Won)	2,933	3,370

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

9. Borrowings and Debentures

(a) Borrowings and debentures as of June 30, 2010 and December 31, 2009 consist of the follows:

	2010		2009
	(in millions of Won)
Borrowings	(Won)	4,184,120	2,895,877
Debentures in local currency		5,601,892	6,977,349
Debentures in foreign currencies		26,698,926	23,428,566

	(Won)	36,484,938	33,301,792

(b)	Details of borrowings of June 30, 2010 and December 31, 2009 are as follows:

	Interest rate (%)	2010		2009
	(in millions of Won)
Borrowings:
Call money:
Local currency	1.93~1.94	(Won)	160,000	—
Foreign currencies	Libor1M+0.40 and others		242,060	1,168

			402,060	1,168

Borrowings in foreign currencies:
Borrowings from banks	Libor3M+0.28 and others		1,004,236	740,798
Commercial papers	0.16~1.67		2,262,796	1,971,163
Off-shore commercial papers	0.57~1.33		165,811	38,168
Other borrowings	0.75~3.69		349,217	144,580

			3,782,060	2,894,709

		(Won)	4,184,120	2,895,877

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(c) Details of debentures of June 30, 2010 and December 31, 2009 are as follows:

	Interest rate (%)	2010		2009
	(in millions of Won)
Debentures:
Local currency:
Floating rate debentures in local currency	CD + 0.16 and others	(Won)	630,000	—
Fixed rate debentures in local currency	2.35~5.54		5,020,000	7,030,000
Discount on debentures			(48,108)	(52,651)

		(Won)	5,601,892	6,977,349

Foreign currencies:
Floating rate debentures in foreign currencies	Libor 3M +0.95 and others	(Won)	4,453,099	4,374,265
Fixed rate debentures in foreign currencies	0.7~15.83		21,770,096	18,779,566

			26,223,195	23,153,831
Gain on valuation of fair value hedged items, net			558,419	337,423

			26,781,614	23,491,254

Discounts on debentures, net			(82,688)	(62,688)

		(Won)	26,698,926	23,428,566

(d) Call money and borrowings in foreign currencies from financial institution as of June 30, 2010 and December 31, 2009 are as follows:

	2010				2009
	Call money		Borrowings in foreign currencies	Total	Call money	Borrowings in foreign currencies	Total
	(in millions of Won)
Banks	(Won)	402,060	3,432,843	3,834,903	1,168	2,750,130	2,751,298
Others		—	349,217	349,217	—	144,579	144,579

	(Won)	402,060	3,782,060	4,184,120	1,168	2,894,709	2,895,877

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(e)	The maturities of borrowings and debentures by remaining periods as of June 30, 2010 and December 31, 2009 are as follows:

	2010
	Due in 3 months or less		Due after 3 months to 6 months	Due after 6 months to 1 year	Due after 1 year to 3 years	Due after 3 years	Total
	(in millions of Won)
Borrowings:
Call money	(Won)	402,060	—	—	—	—	402,060
Borrowings in foreign currencies		2,177,353	769,415	547,852	287,440	—	3,782,060

	(Won)	2,579,413	769,415	547,852	287,440	—	4,184,120

Debentures:
Debentures in local currency	(Won)	1,940,000	1,360,000	1,720,000	340,000	290,000	5,650,000
Debentures in foreign currencies		782,172	2,443,807	2,151,008	9,020,361	11,825,847	26,223,195

	(Won)	2,722,172	3,803,807	3,871,008	9,360,361	12,115,847	31,873,195

	2009
	Due in 3 months or less		Due after 3 months to 6 months	Due after 6 months to 1 year	Due after 1 year to 3 years	Due after 3 years	Total
	(in millions of Won)
Borrowings:
Call money	(Won)	1,168	—	—	—	—	1,168
Borrowings in foreign currencies		1,463,180	1,085,037	346,492	—	—	2,894,709

	(Won)	1,464,348	1,085,037	346,492	—	—	2,895,877

Debentures:
Debentures in local currency	(Won)	2,690,000	2,330,000	1,670,000	250,000	90,000	7,030,000
Debentures in foreign currencies		1,880,571	698,186	2,686,013	7,151,644	10,737,417	23,153,831

	(Won)	4,570,571	3,028,186	4,356,013	7,401,644	10,827,417	30,183,831

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

10. Other Liabilities

(a) Details of other liabilities as of June 30, 2010 and December 31, 2009 are as follows:

	2010		2009
	(in millions of Won)
Allowance of retirement and severance benefits (notes 12)	(Won)	23,636	20,763
Allowance for acceptances and guarantees (note 11)		554,415	476,522
Allowance for unused loan commitments (note 11)		92,326	67,121
Allowance for others		1,744	1,724
Foreign exchange settlement account-credit		192,523	99,836
Accounts payable		39,281	8,649
Accrued expenses		390,693	655,197
Unearned revenues		303,270	302,315
Guarantees deposits received		109	109
Derivative liabilities (note 15)		845,612	510,220
Sundry liabilities		96,273	120,214

	(Won)	2,539,882	2,262,670

(b) Details of sundry liabilities as of June 30, 2010 and December 31, 2009 are as follows:

	2010		2009
	(in millions of Won)
Suspense receipts	(Won)	94,651	118,808
Taxes withheld		1,618	1,405
Others		4	1

	(Won)	96,273	120,214

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

11. Acceptances, Guarantees and Loan Commitments

(a) Details of acceptances and guarantees as of June 30, 2010 and December 31, 2009 are as follows:

	2010		2009
	(in millions of Won)
Confirmed acceptances and guarantees:
Local currency:
Guarantees for performance of contracts	(Won)	87,246	60,874
Guarantees for repayment of advances		134,539	105,811
Others		175,967	168,338

		397,752	335,023

Foreign currencies:
Guarantees for performance of contracts		6,443,682	5,116,030
Guarantees for repayment of advances		36,901,941	36,333,463
Acceptances for letters of guarantee for importers letter		921	950
Acceptances on import credit memorandum		223,180	166,631
Others		3,845,292	3,212,973

		47,415,016	44,830,047

	(Won)	47,812,768	45,165,070

Unconfirmed acceptances and guarantees:
Letters of credit	(Won)	262,758	215,318
Guarantees for repayment of advances		25,887,493	28,906,179
Others		1,188,457	1,582,657

	(Won)	27,338,708	30,704,154

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(b) As of June 30, 2010 and December 31, 2009, details of allowance for acceptances and guarantees outstanding are as follows:

	2010				2009
	Acceptances and guarantees		Allowance (*)	Ratio (%)	Acceptances and guarantees	Allowance (*)	Ratio (%)
	(in millions of Won)
Confirmed acceptances and guarantees:
Normal	(Won)	46,569,694	331,944	0.71	44,225,154	305,269	0.69
Precautionary		1,157,652	95,455	8.24	909,633	80,326	8.83
Substandard		82,239	35,815	43.55	30,283	13,188	43.55
Doubtful		—	—	—	—	—	—
Estimated loss		3,183	1,591	49.98	—	—	—

		47,812,768	464,805	0.97	45,165,070	398,783	0.88

Unconfirmed acceptances and guarantees:
Normal		26,155,392	46,478	0.18	30,058,127	53,720	0.18
Precautionary		1,178,161	42,090	3.57	645,591	23,925	3.71
Substandard		5,135	1,038	20.19	416	91	21.77
Doubtful		—	—	—	20	3	15.00
Estimated loss		20	4	20.00	—	—	—

		27,338,708	89,610	0.33	30,704,154	77,739	0.25

	(Won)	75,151,476	554,415	0.74	75,869,224	476,522	0.63

(*)	The Bank established allowance for the estimated losses on acceptances and guarantees considering the credit conversion factor by Financial Services Commission by applying the same methodology that was used to determine the allowance for loan losses.

(c) Changes in allowance for acceptances and guarantees for the six-month period ended June 30, 2010 and year ended December 31, 2009, are as follows:

	2010		2009
	(in millions of Won)
Beginning balance	(Won)	476,522	461,376
Provision for allowance for possible losses		63,593	56,158
Changes in foreign exchange rates and others		14,300	(41,012)

Ending balance	(Won)	554,415	476,522

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(d) Acceptances and guarantees classified by industry as of June 30, 2010 and December 31, 2009 are as follows:

	2010
	Confirmed			Unconfirmed		Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees	Ratio (%)	Acceptances and guarantees	Ratio (%)
	(in millions of Won)
Manufacturing	(Won)	36,978,003	77.34	25,699,204	94.00	62,677,207	83.40
Construction		4,666,498	9.76	472,110	1.73	5,138,608	6.84
Finance and insurance		2,867,509	6.00	64,361	0.24	2,931,870	3.90
Wholesale and retail		939,899	1.97	6,586	0.02	946,485	1.26
Service		319,415	0.67	5,805	0.02	325,220	0.43
Others		2,041,444	4.27	1,090,642	3.99	3,132,086	4.17

	(Won)	47,812,768	100.00	27,338,708	100.00	75,151,476	100.00

	2009
	Confirmed			Unconfirmed		Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees	Ratio (%)	Acceptances and guarantees	Ratio (%)
	(in millions of Won)
Manufacturing	(Won)	37,119,303	82.19	29,060,616	94.65	66,179,919	87.23
Construction		4,403,157	9.75	298,610	0.97	4,701,767	6.20
Finance and insurance		1,406,569	3.11	47,915	0.16	1,454,484	1.92
Wholesale and retail		730,448	1.62	6,299	0.02	736,747	0.97
Service		286,577	0.63	78,019	0.25	364,596	0.48
Others		1,219,016	2.70	1,212,695	3.95	2,431,711	3.20

	(Won)	45,165,070	100.00	30,704,154	100.00	75,869,224	100.00

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(e) Acceptances and guarantees classified by risk-possessive country as of June 30, 2010 and December 31, 2009 are as follows:

	2010
	Confirmed			Unconfirmed		Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees	Ratio (%)	Acceptances and guarantees	Ratio (%)
	(in millions of Won)
Asia:
Korea	(Won)	45,977,619	96.16	26,166,661	95.71	72,144,280	96.00
India		307,859	0.64	119,494	0.44	427,353	0.57
Yemen		186,735	0.39	—	0.00	186,735	0.25
Jordan		75,075	0.16	40,267	0.15	115,342	0.15
Japan		81,123	0.17	—	0.00	81,123	0.11
Hong Kong		36,309	0.08	—	0.00	36,309	0.05
Others		203,547	0.43	90,029	0.33	293,576	0.39

		46,868,267	98.02	26,416,451	96.63	73,284,718	97.52

Europe:
France		126,829	0.27	411,161	1.50	538,018	0.72
Luxemburg		135,590	0.28	—	0.00	135,590	0.18
Greece		21,193	0.04	99,837	0.37	121,030	0.16
England		50,499	0.11	—	0.00	50,499	0.07
Russia		—	0.00	61,471	0.22	61,471	0.08

		334,111	0.70	572,469	2.09	906,580	1.21

America:
Mexico		169,070	0.35	131,611	0.48	300,681	0.40
Brazil		109,116	0.23	63,611	0.23	172,727	0.23
Peru		142,962	0.30	20,428	0.07	163,390	0.22
Canada		—	0.00	84,585	0.31	84,585	0.11

		421,148	0.88	300,235	1.10	721,383	0.96

Africa:
Madagascar		189,242	0.40	46,766	0.17	236,008	0.31
Others		—	0.00	2,787	0.01	2,787	0.00

		189,242	0.40	49,553	0.18	238,795	0.31

	(Won)	47,812,768	100.00	27,338,708	100.00	75,151,476	100.00

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

	2009
	Confirmed			Unconfirmed		Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees	Ratio (%)	Acceptances and guarantees	Ratio (%)
	(in millions of Won)
Asia:
Korea	(Won)	43,660,178	96.67	29,322,783	95.50	72,982,961	96.20
India		223,528	0.49	196,179	0.64	419,707	0.55
Yemen		186,807	0.41	9	0.00	186,816	0.25
Jordan		35,957	0.08	75,316	0.25	111,273	0.15
Japan		78,261	0.17	—	0.00	78,261	0.10
Hong Kong		70,056	0.16	—	0.00	70,056	0.09
Others		94,243	0.21	50,634	0.16	144,877	0.19

		44,349,030	98.19	29,644,921	96.55	73,993,951	97.53

Europe:
France		121,980	0.27	397,029	1.29	519,009	0.69
Luxemburg		153,865	0.34	—	0.00	153,865	0.21
Greece		19,922	0.04	96,838	0.32	116,760	0.15
England		48,717	0.11	—	0.00	48,717	0.06
Russia		—	0.00	26,062	0.08	26,062	0.03

		344,484	0.76	519,929	1.69	864,413	1.14

America:
Mexico		109,976	0.24	182,924	0.60	292,900	0.39
Brazil		61,196	0.14	189,855	0.62	251,051	0.33
Peru		127,556	0.28	30,070	0.10	157,626	0.21
Canada		—	0.00	81,601	0.26	81,601	0.10

		298,728	0.66	484,450	1.58	783,178	1.03

Africa:
Madagascar		172,828	0.39	54,854	0.18	227,682	0.30

	(Won)	45,165,070	100.00	30,704,154	100.00	75,869,224	100.00

(f)	The ratio of allowance for acceptances and guarantees for the recent three periods are as follows:

	2010.6.30		2009.12.31	2008.12.31
	(in millions of Won)
Acceptances and guarantees subject to allowances	(Won)	75,151,476	75,869,224	90,885,384
Allowances		554,415	476,522	461,376

Ratio (%)		0.74	0.63	0.51

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(g) Details of unused loan commitments and related allowances as of June 30, 2010 and December 31, 2009 are as follows:

	2010		2009
	(in millions of Won)
Unused line of credit for loan commitments	(Won)	13,282,327	8,288,933
Allowances		92,326	67,121

Ratio (%)		0.69	0.81

(h) Changes in allowances for loan commitments for the six-month period ended June 30, 2010 and year ended December 31, 2009, are as follows:

	2010		2009
	(in millions of Won)
Beginning balance	(Won)	67,121	35,572
Provision for allowance for loan commitments		23,089	33,311
Changes in foreign exchange rates and others		2,116	(1,762)

Ending balance	(Won)	92,326	67,121

12. Retirement and Severance Benefits

Changes in retirement and severance benefits for six-month period ended June 30, 2010 and year ended December 31, 2009, respectively, are as follows:

	2010
	Beginning balance		Provision	Payment	Ending balance
	(in millions of Won)
Retirement and severance benefits	(Won)	20,763	3,697	824	23,636

	(Won)	20,763	3,697	824	23,636

	2009
	Beginning balance		Provision	Payment	Ending balance
	(in millions of Won)
Retirement and severance benefits	(Won)	30,936	5,166	15,339	20,763
National Pension Fund		(5)	—	(5)	—

	(Won)	30,931	5,166	15,334	20,763

13. Stockholders’ Equity

(a) Capital Stock

As of June 30, 2010, the authorized capital and paid-in capital of the Bank are (Won)8,000,000 million and (Won)5,158,755 million, respectively. The Bank’s capital has increased by (Won)150,000 million due to the Government’s contributions on January 28, 2010. The Bank does not issue physical share certificates.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(b) Retained Earnings

i) Legal Reserve

Pursuant to the EXIM Bank Act, the Bank appropriates twenty percent of net earnings for each accounting period as legal reserve until the accumulated reserve equals to its paid-in capital.

ii) Voluntary Reserve

The Bank appropriates the remaining balance of net earnings, after the appropriation of legal reserve and declaration of dividends, to voluntary reserve.

14. Commitments and Contingencies

(a) Details of other commitments as of June 30, 2010 and December 31, 2009 are as follows:

	2010		2009
	(in millions of Won)
Confirmed acceptances and guarantees	(Won)	47,812,768	45,165,070
Unconfirmed acceptances and guarantees		27,338,708	30,704,154
Unused loan commitments		12,674,521	7,789,095
Other commitments		607,806	499,838
Written-off loans		274,870	176,275

	(Won)	88,708,673	84,334,432

(b) Litigations

As of June 30, 2010, six lawsuits were filed by the Bank. The Bank’s management is unable to estimate the impact from these lawsuits and the Bank’s financial position and result of operation do not reflect the impact.

(c) Sale of the Shares of KEB

The Bank sold 30,865,792 shares of KEB to LSF-KEB Holdings, SCA (“LSF”) on October 30, 2003 at (Won)5,400 per share. LSF exercised its call option, which was issued by the Bank in relation to the aforementioned sales transaction, and additionally purchased 49,134,208 shares of KEB at (Won)8,487.50 per share before the prior fiscal year.

In addition to the above transactions, under the mutual agreement between the Bank and LSF, the Bank has right to ask LSF (Tag) or be asked by LSF (Drag) for selling the Bank’s remaining holding shares of KEB to a counterparty at the same condition of LSF’s sale.

(d) MTN and CP programs

The Bank established a USD15 billion Global Medium Term Note Program (the “GMTN”) on November 6, 1997, and USD4 billion and USD2 billion Commercial Paper programs on May 14, 1997 and May 16, 1997, respectively.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

15. Derivative Instruments and Hedge Accounting

Details of derivative transactions as of, and for the six-month period ended June 30, 2010 and year ended December 31, 2009, are as follows:

	2010
	Unsettled notional amount				Valuation gain (loss) - (I/S)			Fair value (B/S) - assets (liabilities)
	Total		Hedging purpose	Hedge accounting purpose	Total	Hedging purpose	Hedge accounting purpose
	(in millions of Won)
Currency forwards	(Won)	1,419,580	1,419,580	—	6,859 (17,146)	6,859 (17,146)	— —	6,859 (17,146)
Currency swaps		9,767,829	8,422,974	1,344,855	138,612 (395,961)	40,504 (21,929)	98,108 (374,032)	510,923 (416,018)
Interest rate swaps		10,662,869	356,339	10,306,530	179,470 (125,101)	1,648 (8,824)	177,822 (116,277)	306,267 (412,448)

	(Won)	21,850,278	10,198,893	11,651,385	324,941 (538,208)	49,011 (47,899)	275,930 (490,309)	824,049 (845,612)

	2009
	Unsettled notional amount				Valuation gain (loss) - (I/S)			Fair value (B/S) - assets (liabilities)
	Total		Hedging purpose	Hedge accounting purpose	Total	Hedging purpose	Hedge accounting purpose
	(in millions of Won)
Currency forwards	(Won)	1,639,368	1,639,368	—	19,967 (28,993)	19,967 (28,993)	— —	19,967 (28,993)
Currency swaps		8,882,054	1,564,046	7,318,008	338,947 (75,492)	30,808 (15,666)	308,139 (59,826)	554,441 (195,018)
Interest rate swaps		11,899,584	500,856	11,398,728	281,426 (56,268)	30,002 (1,505)	251,424 (54,763)	136,068 (286,209)

	(Won)	22,421,006	3,704,270	18,716,736	640,340 (160,753)	80,777 (46,164)	559,563 (114,589)	710,476 (510,220)

The Bank holds derivative instruments to hedge the interest rate and foreign exchange risks derived from its loan, debentures and borrowing activities. The notional amounts of unsettled derivative contracts and valuation gain or loss for hedge accounting purpose in the above table represent the derivative instruments accounted for using hedge accounting pursuant to the Interpretations on Financial Accounting Standards 53-70 “Accounting for Derivatives.”

Hedged items, for fair value hedge accounting purpose, consist of loans, debentures and borrowings. The Bank recognized losses of (Won)219,374 million and gains of (Won)93,958 million from the hedged items of loans and debentures, in the income statement, respectively, for the six-month period ended June 30, 2010.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

16. Interest Income and Expense

Average balances of the interest bearing assets and liabilities, and the related interest income and expenses as of and for the six-month periods ended June 30, 2010 and 2009, are as follows:

	2010			2009
	Average balance		Interest income / expense	Average balance	Interest income / expense
	(in millions of Won)
Interest bearing assets:
Loans	(Won)	37,513,575	624,438	37,593,986	740,374
Due from banks		844,595	11,008	572,215	8,871

	(Won)	38,358,170	635,446	38,166,201	749,245

Interest bearing liabilities:
Call money	(Won)	540,704	4,555	559,327	5,161
Borrowings		3,309,997	21,974	4,250,376	97,990
Debentures		29,230,148	413,757	27,915,960	596,855

	(Won)	33,080,849	440,286	32,725,663	700,006

17. General and Administrative Expense

Details of general and administrative expense for the six-month periods ended June 30, 2010 and 2009, are as follows:

	2010		2009
	(in millions of Won)
Financial management expenses:
Salaries and wages	(Won)	32,841	29,642
Others		15,469	16,004

		48,310	45,646

Funds management expenses		412	287
Other general and administrative expenses:
Severance benefits (note 12)		3,697	3,016
Special severance benefits		160	—
Depreciation (note 7)		1,557	1,587
Amortization expense of intangible assets (note 8)		563	520
Taxes and dues		2,978	2,089
Fund contributions		—	4,523

		9,367	11,735

	(Won)	57,677	57,668

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

18. Income Taxes

(a) The Bank was subject to income taxes on taxable income at the following normal tax rates for the six month periods ended June 30, 2010 and 2009.

Taxable income	2009	2010	2011	2012 and Thereafter
Up to (Won)200 million	12.1%	11%	11%	11%
Over (Won)200 million	24.2%	24.2%	24.2%	22%

(b) The components of Income tax expense the six month periods ended June 30, 2010 and 2009 are as follows:

	2010		2009
	(in millions of Won)
Income tax—current	(Won)	28,340	20,323
Changes in deferred tax arising from temporary differences		(58,981)	79,761
Deferred income tax on tax loss carryforwards		36,803	—
Deferred tax expense adjusted to equity		15,107	(76,943)

Income tax expense	(Won)	21,269	23,141

(c) The reconciliation of income before income taxes and taxable income for the six month periods ended June 30, 2010 and 2009 are as follows:

	2010		2009
	(in millions of Won)
Net income before income tax	(Won)	76,007	92,022
Tax liability according to applicable rates		18,432	22,257

Adjustment
Tax-exempt benefits		(1,818)	(10)
Non-deduction expense		200	1,145
Tax effects of tax rate change		4,415	(260)
Others		40	9

Income tax expense	(Won)	21,269	23,141

Effective tax rate		27.98%	25.15

(d) Deferred tax assets have been recognized as the Bank has determined it is probable that future profits will be available against which the Bank can utilize the related benefit.

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(e) Changes in significant accumulated temporary differences and tax effects for the six-month period ended June 30, 2010 and year ended December 31, 2009, are as follows:

	2010
	Beginning balance		Decrease	Increase	Ending balance
	(in millions of Won)
Temporary differences:
Loss on fair value hedges	(Won)	94,882	—	120,257		215,139
Depreciation		5,633	1,355	—		4,278
Retirement and severance benefits		24,846	5,244	—		19,602
Allowance for loan losses		470,989	51,186	—		419,803
Gain on valuation of equity method accounted investments		(31,398)	—	(538)		(31,936)
Loss on valuation of derivatives		(52,884)	—	(190,188)		(243,072)
Gain on valuation of derivatives		(200,254)	(221,817)	—		21,563
Available-for-sale securities (KEB)		(118,985)	—	—		(118,985)
Debt-to-equity swap		65,880	1,959	—		63,921
Allowance for acceptances and guarantees		476,523	—	77,891		554,414
Allowance for unused loan commitments		68,195	—	24,131		92,326
Others		(3,647)	(3,059)	923		335

Total temporary differences	(Won)	799,780	(165,132)	32,476		997,388

Tax loss carryforwards		151,858	151,858	—		—

Tax effects of temporary differences						221,893
Tax effects of tax loss carryforwards						—
The deferred tax effects that were directly charged to equity						(83,722)

Deferred income tax assets					(Won)	138,171

	2009
	Beginning balance		Decrease	Increase	Ending balance
	(in millions of Won)
Temporary differences:
Loss (gain) on fair value hedges	(Won)	(217,313)	(279,074)	33,121		94,882
Depreciation		4,018	—	1,615		5,633
Retirement and severance benefits		21,557	—	3,289		24,846
Allowance for loan losses		303,380	—	167,609		470,989
Gain on valuation of equity method accounted investments		(24,316)	—	(7,082)		(31,398)
Loss on valuation of derivatives		630,843	683,727	—		(52,884)
Gain on valuation of derivatives		(256,923)	(56,669)	—		(200,254)
Available-for-sale securities (KEB)		(118,985)	—	—		(118,985)
Debt-to-equity swap		68,603	2,723	—		65,880
Allowance for acceptances and guarantees		461,375	—	15,148		476,523
Allowance for unused loan commitments		35,572	—	32,623		68,195
Others		78,265	39,085	(42,827)		(3,647)

Total temporary differences	(Won)	986,076	389,792	203,496		799,780

Tax loss carryforwards		—	—	151,858		151,858

Tax effects of temporary differences						178,019
Tax effects of tax loss carryforwards						36,803
The deferred tax effects that were directly charged to equity						(98,829)

Deferred income tax assets					(Won)	115,993

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

(f) Deferred tax assets and liabilities that were directly charged or credited to accumulated other comprehensive income as of June 30, 2010 and 2009 are as follows:

	2010			2009
	Temporary differences		Deferred tax assets (liabilities)	Temporary differences	Deferred tax assets (liabilities)
	(In millions of Won)
Valuation gain on available-for-sale securities	(Won)	(68,921)	15,163	346,951	(76,329)
Valuation gain on equity securities accounted for by the equity method		255	(56)	2,792	(614)

	(Won)	(68,666)	15,107	349,743	(76,943)

19. Foreign Currency Denominated Assets and Liabilities

(a) Details of assets denominated in foreign currencies as of June 30, 2010 and December 31, 2009 are as follows:

	2010			2009
	In foreign currency (USD)	In local currency (Won)		In foreign currency (USD)	In local currency (Won)
	(In thousands of USD and in millions of Won)
Due from banks	$69,055	(Won)	83,578	$22,722	(Won)	26,530
Equity method accounted investments	97,325		117,792	98,573		115,094
Call loans	1,835,916		2,222,009	1,492,461		1,742,598
Bills bought	646,893		782,935	479,266		559,591
Loans	24,098,024		29,165,838	21,624,759		25,249,068
Advance for customers	3,485		4,218	94,090		109,860

	$26,750,698	(Won)	32,376,370	$23,811,871	(Won)	27,802,741

(b) Details of liabilities denominated in foreign currencies as of June 30, 2010 and December 31, 2009 are as follows:

	2010			2009
	In foreign currency (USD)	In local currency (Won)		In foreign currency (USD)	In local currency (Won)
	(In thousands of USD and in millions of Won)
Call money	$200,000	(Won)	242,060	$1,000	(Won)	1,168
Borrowings	3,124,895		3,782,060	2,479,196		2,894,709
Debentures	21,666,690		26,223,195	19,830,277		23,153,831

	$24,991,585	(Won)	30,247,315	$22,310,473	(Won)	26,049,708

Foreign currencies other than U.S. Dollar are translated into U.S. dollar equivalent amounts at the exchange rates published by Seoul Money Brokerage Services, Ltd. (see note 2).

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

20. Comprehensive Income

Comprehensive income for the six-month periods ended June 30, 2010 and 2009 was as follows:

	2010		2009
	(in millions of Won)
Net income	(Won)	54,738	68,881
Cumulative effect of change in accounting policy:
Change in fair value of available-for-sale securities, net of tax effect of (Won)15,163		(53,758)	270,622
Effective portion of changes in fair value of cash flow hedges, net of tax effect of (Won)(56)		199	2,178

Comprehensive income	(Won)	1,179	341,681

21. Related Party Transactions

(a) The Bank has the following related parties, which are all consolidating subsidiaries, as of June 30, 2010 and December 31, 2009.

			Capital
	No. of shares	Ownership (%)	2010		2009
			(in millions of Won)
KEXIM Bank UK Limited	20,000,000	100.00	(Won)	36,459	37,555
KEXIM Vietnam Leasing Co.(*)	—	100.00		15,734	15,179
PT. KOEXIM Mandiri Finance	442	85.00		6,952	6,438
KEXIM Asia Limited	30,000,000	100.00		36,309	35,028

(*)	This company does not issue physical share certificates.

(b) Significant balances and transactions with the related parties as of and for the six-month period ended June 30, 2010 are as follows:

	Loans in foreign currencies		Call loans	Total
	(in millions of Won)
Assets
KEXIM Bank UK Limited	(Won)	308,627	—	308,627
KEXIM Vietnam Leasing Co.		75,039	—	75,039
PT. KOEXIM Mandiri Finance		147,657	—	147,657
KEXIM Asia Limited		175,494	37,359	212,853

	(Won)	706,817	37,359	744,176

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

	Debentures in foreign currencies
	(in millions of Won)
Liabilities
KEXIM Bank UK Limited	(Won)	6,052

	Interest income		Interest expenses	Commission income
	(in millions of Won)
Transactions
KEXIM Bank UK Limited	(Won)	831	155	—
KEXIM Vietnam Leasing Co.		287	—	2
PT. KOEXIM Mandiri Finance		515	—	—
KEXIM Asia Limited		643	—	17

	(Won)	2,276	155	19

(c) Significant balances and transactions with the related parties as of December 31, 2009 and for the six-month period ended June 30, 2009, respectively, are as follows:

	Loans in foreign currencies		Call loans	Total
	(in millions of Won)
Assets
KEXIM Bank UK Limited	(Won)	87,570	183,313	270,883
KEXIM Vietnam Leasing Co.		72,391	—	72,391
PT. KOEXIM Mandiri Finance		120,496	—	120,496
KEXIM Asia Limited		52,542	86,968	139,510

	(Won)	332,999	270,281	603,280

	Debentures in foreign currencies
	(in millions of Won)
Liabilities
KEXIM Bank UK Limited	(Won)	5,838

	Interest income		Interest expenses	Commission income
	(in millions of Won)
Transactions
KEXIM Bank UK Limited	(Won)	1,334	184	—
KEXIM Vietnam Leasing Co.		939	—	—
PT. KOEXIM Mandiri Finance		2,075	—	—
KEXIM Asia Limited		2,399	145	10

	(Won)	6,747	329	10

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

22. Statements of Cash Flows

(a) The Bank prepares the statements of cash flows using the indirect method. The cash flows from the Bank’s major business activities including loans and investments in securities related transactions are classified as operating activities while the cash flows from borrowing activities are classified as financing activities.

(b) Due from banks in the statements of cash flows as of June 30, 2010 and 2009 are as follows:

	2010		2009
	(in millions of Won)
Due from banks in local currency	(Won)	803,099	580,846
Due from banks in foreign currencies		83,578	54,803

	(Won)	886,677	635,649

(c) Significant transactions not involving cash inflows or outflows for the six-month periods ended June 30, 2009 and 2009 are as follows:

	2010		2009
	(in millions of Won)
Change in gain on valuation of available-for-sale securities	(Won)	53,758	(270,622)
Change in unrealized holding loss on equity method accounted investments		(199)	(2,177)
Acquisition of securities through investment in kind		—	500,000

23. Employee Welfare

The Bank provides employee welfare programs including housing loans, cafeteria, scholarship, medical insurance, worker’s compensation, gym and recreational facilities. The Bank’s expenses on the employee welfare programs expenses for the six-month periods ending June 30, 2010 and 2009 are as follows:

	2010		2009
	(in millions of Won)
Meal expenses	(Won)	55	45
Medical expenses		27	29
Fringe benefits		2,981	3,579
Healthcare expenses		114	273

	(Won)	3,177	3,926

THE EXPORT-IMPORT BANK OF KOREA

Notes to Non-Consolidated Financial Statements (unaudited)—(Continued)

June 30, 2010

24. Value Added Information

Details of accounts included in the computation of value added for the six month periods ended June 30, 2010 and 2009 are as follows:

	2010		2009
	(in millions of Won)
Salaries and wages	(Won)	32,841	29,642
Rent		242	379
Depreciation		1,557	1,587
Amortization		563	520
Taxes and dues		2,978	2,089

	(Won)	38,181	34,217

25. Planning and Adoption of K-IFRS (International Financing Reporting Standards)

The Financial Supervisory Commission announced roadmap for the adoption of K-IFRS in March 2007, and the Company subsequently plans to issue financial statements prepared in accordance with K-IFRS afterward. In August 2007 the Bank organized a Task Force Team to conduct internal training, and in August of 2008 the Bank engaged with external advisors to analyze the main differences between the current GAAP and K-IFRS. The areas of accounting under the current financial statements for which the application of K-IFRS is expected to give rise to significant differences include loss provisions, financial instruments, property and equipment, intangible assets and employee benefits, among others.

THE REPUBLIC OF KOREA

Government and Politics

Relationship with North Korea

There recently has been increased uncertainty with respect to the future of North Korea’s political leadership and concern regarding its implications for economic and political stability in the region. In June 2009, U.S. and Korean officials announced that Kim Jong-il, the North Korean ruler who reportedly suffered a stroke in August 2008, designated his third son, Kim Jong-eun, who is reportedly in his twenties, to become his successor. In September 2010, Kim Jong-eun was made a general in the North Korean army, named the vice chairman of the Central Military Commission and appointed to the Central Committee of the Workers’ Party in a series of measures widely believed to be part of the succession plan. In addition, North Korea’s economy faces severe challenges. For example, in November 2009, the North Korean government redenominated its currency at a ratio of 100 to 1 as part of a currency reform undertaken in an attempt to control inflation and reduce income gaps. In tandem with the currency redenomination, the North Korean government banned the use or possession of foreign currency by its residents and closed down privately run markets, which led to severe inflation and food shortages. Such developments may further aggravate social and political tensions within North Korea.

In March 2010, a Korean warship was destroyed by an underwater explosion, killing many of the crewmen on board. In May 2010, the Government formally accused North Korea of causing the sinking and demanded that North Korea apologize for the act and punish those responsible. The Government has also been seeking international condemnation against North Korea for the act. North Korea has threatened retaliation for any attempt to punish it over the incident.

There can be no assurance that the level of tension on the Korean peninsula will not escalate in the future. Any further increase in tensions, which may occur, for example, if North Korea experiences a leadership crisis, high-level contacts break down or military hostilities occur, could have a material adverse effect on the Republic’s economy.

Over the longer term, reunification of the two Koreas could occur. Reunification may entail a significant economic commitment by the Republic. In President Lee’s national address on August 15, 2010, he suggested the possible adoption of a reunification tax as a potential means of alleviating the potential long-term economic burden associated with reunification. Such discussions on reunification are very preliminary, and it has not been decided whether or when such a reunification tax would be implemented. If a reunification tax is implemented, depending on how it is structured, it may lead to a decrease in domestic consumption, which in turn may have a material adverse effect on the Republic’s economy.

The Economy

Gross Domestic Product

The following table sets out the Republic’s GDP per capita:

Gross Domestic Product per capita

(at current market prices)

	2005	2006	2007	2008	2009(1)
GDP per capita (thousands of Won)	17,970	18,820	20,120	21,120	21,810
GDP per capita (U.S. dollar)	17,548	19,692	21,655	19,153	17,085
Average Exchange Rate (in Won per U.S. dollar)	1,024.3	955.5	929.2	1,102.6	1,276.4

(1)	Preliminary.
Source:	The Bank of Korea.

The following table sets out the Republic’s Gross National Income, or GNI, per capita:

Gross National Income per capita

(at current market prices)

	2005	2006	2007	2008	2009(1)
GNI per capita (thousands of Won)	17,960	18,840	20,160	21,280	21,920
GNI per capita (U.S. dollar)-	17,531	19,772	21,695	19,296	17,175
Average Exchange Rate (in Won per U.S. dollar)	1,024.3	955.5	929.2	1,102.6	1,276.4

(1)	Preliminary.
Source:	The Bank of Korea.

Based on preliminary data, GDP growth in the first quarter of 2010 was 8.1% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 5.7% and gross domestic fixed capital formation increased by 11.4%, each compared with the corresponding period of 2009. Based on preliminary data, GDP growth in the second quarter of 2010 was 7.2% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 3.6% and gross domestic fixed capital formation increased by 6.1%, each compared with the corresponding period of 2009.

Principal Sectors of the Economy

Manufacturing

Automobiles. Based on preliminary data, in 2009, automobile production decreased by 8.2%, domestic sales volume recorded an increase of 20.7% and export sales volume recorded a decrease of 19.9%, compared with 2008, primarily due to the continued decrease in global demand for automobiles. In 2009, export sales of automobiles constituted approximately 6.2% of the Republic’s total exports. The automobile stimulus programs of a number of governments, including those in the United States and Europe, encouraged demand for automobiles in the relevant countries for the first nine months of 2009, the effect of which partially offset the decrease in global demand for Korean automobiles during the duration of such stimulus programs. In the fourth quarter of 2009, export sales of automobiles increased compared to previous quarters of 2009, primarily due to the recovery of global demand for automobiles, the effect of which more than offset the negative impact of termination of most of such governments’ automobile stimulus programs in the second half of 2009.

Electricity and Gas

The following table sets out the Republic’s dependence on imports for energy consumption:

Dependence on Imports for Energy Consumption

	Total Energy Consumption	Imports	Imports Dependence Ratio
	(millions of tons of oil equivalents, except ratios)
2008	240.8	232.2	96.4
2009	242.2	233.0	96.2

Source:	Korea Energy Economics Institute.

The following table sets out the principal primary sources of energy consumed in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.

Consumption of Energy by Source

	Coal		Petroleum		Nuclear		Others(1)		Total
	Quantity	%	Quantity	%	Quantity	%	Quantity	%	Quantity	%
2008	66.1	27.5	100.2	41.6	32.5	13.5	42.0	17.4	240.8	100.0
2009	68.1	28.3	102.3	42.2	31.8	13.1	39.5	16.3	242.2	100.0

(1)	Includes natural gas, hydroelectric power and renewable energy.

Source: Korea Energy Economics Institute.

Prices, Wages and Employment

The inflation rate was 2.7% in the first quarter of 2010, 2.6% in the second quarter of 2010 and 2.9% in the third quarter of 2010. The unemployment rate was 4.7% in the first quarter of 2010 and 3.5% in the second quarter of 2010.

The Financial System

Securities Markets

On January 27, 2005, the Korea Exchange was established pursuant to the now repealed Korea Securities and Futures Exchange Act by consolidating the Korea Stock Exchange, the Korea Futures Exchange, the KOSDAQ Stock Market, Inc., or the KOSDAQ, and the KOSDAQ Committee of the Korea Securities Dealers Association, which had formerly managed the KOSDAQ. There are three different markets operated by the Korea Exchange: the KRX KOSPI Market, the KRX KOSDAQ Market, and the KRX Derivatives Market. The Korea Exchange has two trading floors located in Seoul, one for the KRX KOSPI Market and one for the KRX KOSDAQ Market, and one trading floor in Busan for the KRX Derivatives Market. The Korea Exchange is a limited liability company, the shares of which are held by (i) financial investment companies that were formerly members of the Korea Futures Exchange or the Korea Stock Exchange and (ii) the stockholders of the KOSDAQ. Currently, the Korea Exchange is the only stock exchange in Korea and is operated by membership, having as its members Korean financial investment companies and some Korean branches of foreign financial investment companies.

The Korea Composite Stock Price Index was 1,741.6 on April 30, 2010, 1,641.3 on May 31, 2010, 1,698.3 on June 30, 2010, 1,759.3 on July 31, 2010, 1,742.8 on August 31, 2010, 1,872.8 on September 30, 2010 and 1,868.0 on October 12, 2010.

Interest Rates

On July 9, 2010, The Bank of Korea raised the policy rate to 2.25% from 2.0%.

Monetary Policy

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,115.5 to US$1.00 on April 30, 2010, Won 1,200.2 to US$1.00 on May 31, 2010, Won 1,210.3 to US$1.00 on June 30, 2010, Won 1,187.2 to US$1.00 on July 31, 2010, Won 1,189.1 to US$1.00 on August 31, 2010, Won 1,142.0 to US$1.00 on September 30, 2010 and Won 1,115.4 to US$1.00 on October 12, 2010.

Exchange Controls

In January 2010, the Financial Supervisory Services released FX Derivative Transactions Risk Management Guideline to prevent over-hedging of foreign exchange risk by corporate investors. According to the guideline, if a corporate investor, other than a financial institution or a public enterprise, wishes to enter into a foreign exchange forward, option or swap agreement with a bank, the bank is required to verify whether the corporate investor’s assets, liabilities or contracts face foreign exchange risks that could be mitigated by a foreign exchange forward, option or swap agreement. In addition, the bank is required to ensure that the corporate investor’s risk hedge ratio, which is the ratio of the aggregate notional amount to the aggregate amount of risk, does not exceed 125%.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of approximately US$11.6 billion in the first half of 2010. The current account surplus in the first half of 2010 decreased from the current account surplus of US$21.7 billion in the first half of 2009, primarily due to an increase in deficit from the services account and a decrease in surplus from the goods account.

Foreign Direct Investment

Since 1960, the Government has adopted a broad range of related laws, administrative rules and regulations, providing a framework for the conduct and regulation of foreign investment activities. In September 1998, the Government promulgated the Foreign Investment Promotion Act (the “FIPA”), which replaced previous foreign direct investment related laws, rules and regulations, to promote inbound foreign investments by providing incentives to, and facilitating investment activities in the Republic by, foreign nationals. The FIPA prescribes, among others, procedural requirements for inbound foreign investments, incentives for foreign investments such as tax reductions, and requirements relating to designation and development of foreign investment target regions. The Government believes that providing a stable and receptive environment for foreign direct investment will accelerate the inflow of foreign capital, technology and management techniques.

The following table sets forth information regarding annual foreign direct investment in the Republic for the periods indicated.

Foreign Direct Investment

	2005	2006	2007	2008	2009
	(billions of dollars)
Contracted and Reported Investment
Greenfield Investment(1)	2.7	6.9	8.0	7.3	8.1
Merger & Acquisition	5.3	4.3	2.5	4.4	3.4

Total	11.6	11.2	10.5	11.7	11.5

Actual Investment	9.6	9.1	7.8	8.4	N/A	(2)

(1)	Includes building new factories and operational facilities.
(2)	Not available

Source: Ministry of Knowledge and Economy

In 2009, the contracted and reported amount of foreign direct investment in the Republic decreased to US$11.5 billion from US$11.7 billion in 2008, primarily due to a decrease in foreign investment in the service sector to US$7.6 billion in 2009 from US$8.4 billion in 2008, which more than offset an increase in foreign investment in the manufacturing sector to US$3.7 billion in 2009 from US$3.0 billion in 2008.

The following table sets forth information regarding the source of foreign direct investment by region and country for the periods indicated:

Foreign Direct Investment by Region and Country

	2005	2006	2007	2008	2009
	(billions of dollars)
North America
U.S.A	2.7	1.7	2.3	1.3	1.5
Others	0.4	0.2	0.9	0.6	0.7

	3.1	1.9	3.2	1.9	2.2
Asia
Japan	1.9	2.1	1.0	1.4	1.9
Hong Kong	0.8	0.2	0.1	0.2	0.8
Singapore	0.4	0.6	0.5	0.9	0.4
China	0.1	0.0	0.4	0.4	0.2
Others	0.3	1.1	0.3	0.4	0.4

	3.5	4.0	2.3	3.3	3.7
European Union
England	2.3	0.7	0.3	1.2	2.0
Netherlands	1.2	0.8	2.0	1.2	1.9
Germany	0.7	0.5	0.4	0.7	0.6
France	0.1	1.2	0.4	0.5	0.1
Others	0.5	1.8	1.2	2.7	0.7

	4.8	5.0	4.3	6.3	5.3
Others regions and countries	0.2	0.3	0.7	0.2	0.3

Total	11.6	11.2	10.5	11.7	11.5

Source: Ministry of Knowledge and Economy

Trade Balance

Overall exports increased during the period from 2005 to 2008 primarily due to the continued increase in global demand (including strong demand in China) for electronics products (including semiconductors and information technology products), iron and steel products and machinery and precision equipment. Overall exports decreased in 2009 compared to 2008 due to the effects of the global financial crisis on global demand for goods in general.

Based on preliminary data, the Republic recorded a trade surplus of US$17.6 billion in the first half of 2010. Exports increased by 34.4% to US$221.5 billion and imports increased by 40.2% to US$203.9 billion from US$164.8 billion of exports and US$145.4 billion of imports, respectively, in the first half of 2009.

The following table sets forth the Republic’s exports trading partners:

Exports

	2005	As % of 2005 Total	2006	As % of 2006 Total	2007	As % of 2007 Total	2008	As % of 2008 Total	2009(1)	As % of 2009 Total(1)
	(millions of dollars, except percentages)
China	61,915.0	21.8	69,459.2	21.3	81,985.2	22.1	91,388.9	21.7	86,703.2	23.9
United States	41,342.6	14.5	43,183.5	13.3	45,766.1	12.3	46,376.6	11.0	37,649.9	10.4
Japan	24,027.4	8.4	26,534.0	8.2	26,370.2	7.1	28,252.5	6.7	21,770.8	6.0
Hong Kong	15,531.1	5.5	18,978.9	5.8	18,654.5	5.0	19,771.9	4.7	19,661.1	5.4
Singapore	7,406.6	2.6	9,489.3	2.9	11,949.5	3.2	16,293.0	3.9	13,617.0	3.7
Taiwan	10,862.9	3.8	12,995.7	4.0	13,027.1	3.5	11,462.0	2.7	9,501.1	2.6
Germany	10,304.0	3.6	10,056.2	3.1	11,542.5	3.1	10,522.7	2.5	8,820.9	2.4
India	4,597.8	1.6	5,532.8	1.7	6,600.0	1.8	8,977.1	2.1	8,013.3	2.2
Mexico	3,789.1	1.3	6,284.6	1.9	7,482.0	2.0	9,089.9	2.2	7,132.8	2.0
Vietnam	3,431.7	1.2	3,927.5	1.2	5,760.1	1.6	7,804.8	1.8	7,149.5	2.0
Others(2)	101,210.5	35.7	119,023.1	36.6	142,351.9	38.3	172,067.9	40.8	143,514.0	39.5

Total	284,418.7	100.0	325,464.8	100.0	371,489.1	100.0	422,007.3	100.0	363,533.6	100.0

(1)	Preliminary
(2)	Includes more than 200 countries and regions with lower exports levels than those shown above.

Source: The Bank of Korea.

The following table sets forth the Republic’s imports trading partners:

Imports

	2005	As % of 2005 Total	2006	As % of 2006 Total	2007	As % of 2007 Total	2008	As % of 2008 Total	2009(1)	As % of 2009 Total(1)
	(millions of dollars, except percentages)
China	38,648.2	14.8	48,556.7	15.7	63,027.8	17.7	76,930.3	17.7	54,246.1	16.8
Japan	48,403.2	18.5	51,926.3	16.8	56,250.1	15.8	60,956.4	14.0	49,427.5	15.3
United States	30,585.9	11.7	33,654.2	10.9	37,219.3	10.4	38,364.8	8.8	29,039.5	9.0
Saudi Arabia	16,105.8	6.2	20,552.1	6.6	21,163.5	5.9	33,781.5	7.8	19,736.8	6.1
Australia	9,859.1	3.8	11,309.4	3.7	13,232.5	3.7	18,000.3	4.1	14,756.1	4.6
Germany	9,774.2	3.7	11,364.6	3.7	13,534.3	3.8	14,769.1	3.4	12,298.5	3.8
Taiwan	8,049.6	3.1	9,287.5	3.0	9,966.5	2.8	10,642.9	2.4	9,851.4	3.0
United Arab Emirates	10,018.3	3.8	12,930.9	4.2	12,656.2	3.5	19,248.5	4.4	9,310.0	2.9
Indonesia	8,184.4	3.1	8,848.6	2.9	9,113.8	2.6	11,320.3	2.6	9,264.1	2.9
Qatar	5,599.3	2.1	6,985.2	2.3	8,453.9	2.4	14,374.6	3.3	8,386.5	2.6
Others(2)	76,010.3	29.1	93,967.2	30.3	112,227.8	31.4	136,886.0	31.5	106,768.0	33.0

Total	261,238.3	100.0	309,382.7	100.0	356,845.7	100.0	435,274.7	100.0	323,084.5	100.0

(1)	Preliminary
(2)	Includes more than 200 countries and regions with lower imports levels than those shown above.

Source: The Bank of Korea.

On October 6, 2010, the Republic and the EU signed a FTA, which is expected to come into effect on July 1, 2011, subject to approval of the EU parliament and ratification by the Republic and EU member states.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$289.8 billion as of September 30, 2010.

Government Finance

Taxes in Korea can be roughly classified into the following types:

•	income tax and capital gains tax,

•	property tax,

•	value-added tax,

•	customs duty tax, and

•	other taxes.

Income tax and capital gains tax are imposed on income derived from labor, business operation and ownership of assets and profits derived from capital appreciation. Income tax and capital gains tax, depending on the type of taxpayer, can be further classified into corporate income tax and individual income tax. Property tax is imposed on exchange or ownership of property and includes inheritance tax and gift tax. Value-added tax is imposed on value added to goods and services. Customs duty tax is imposed on imported goods. Other taxes include tax on certain securities transactions and a stamp tax for certain documents.

Based on preliminary data, the Republic recorded total revenues of (Won)255.3 trillion and total expenditures and net lending of (Won)272.9 trillion in 2009. The Republic had a fiscal deficit of (Won)17.6 trillion in 2009.

Debt

External and Internal Debt of the Government

The following table sets out, by currency and the equivalent amount in U.S. Dollars, the estimated outstanding direct external debt of the Government as of December 31, 2009:

Direct External Debt of the Government

	Amount in Original Currency	Equivalent Amount in U.S. Dollars(1)
	(millions)
US$	US$ 7,977.4	US$	7,977.4
Japanese Yen (JPY)	JPY 18,031.3		195.0
Euro (EUR)	EUR 878.0		1,259.1
Total		US$	9,431.5

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2009.

The following table summarizes, as of December 31 of the years indicated, the outstanding direct internal debt of the Republic:

Direct Internal Debt of the Government

(billions of Won)
2005	227,066.3
2006	262,380.6
2007	278,800.8
2008	288,719.8
2009	331,904.1

The following table sets out all guarantees by the Government of indebtedness of others:

	December 31,
	2005	2006	2007	2008	2009
	(billions of Won)
Domestic	54,667.7	36,436.6	33,031.1	28,112.8	28,154.5
External(1)	310.2	73.4	31.8	—	1,508.4
Total	54,977.9	36,510.1	33,062.9	28,112.8	29,662.9

(1)	Converted to Won at foreign exchange banks’ telegraphed transfer selling rates to customers or the market average exchange rates in effect on December 31 of each year.

For further information on the outstanding indebtedness, including guarantees, of the Republic, see “—Tables and Supplementary Information.”

External Debt

The following tables set out certain information regarding the Republic’s external debt calculated under the criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Starting from June 2003, in particular, the Republic’s total external debt calculation under the new criteria excludes offshore borrowings by overseas branches and subsidiaries of Korean banks but includes Won-denominated liabilities such as bank deposits by nonresidents and also includes international finance lease liabilities.

	December 31,
	2005	2006	2007	2008	2009
	(billions of dollars)
Foreign Currencies	176.3	246.4	327.9	323.9	401.9
Korean Won	11.6	13.7	54.3	56.6	—
Total External Liabilities	187.9	260.1	382.2	380.5	401.9

	December 31,
	2005	2006	2007	2008	2009
	(billions of dollars)
Long-term Debt	122.0	146.3	221.9	229.4	252.0
General Government	8.5	10.3	31.9	21.1	27.8
Monetary Authorities	4.8	5.7	13.2	13.0	26.8
Banks	32.2	40.4	60.2	58.7	65.7
Other Sectors	76.5	89.9	116.5	136.6	131.6
Short-term Debt	65.9	113.8	160.3	151.1	150.0
Monetary Authorities	2.2	3.9	8.2	17.1	12.8
Banks	51.3	96.1	133.8	113.0	115.2
Other Sectors	12.4	13.7	18.3	21.0	22.0
Total External Liabilities	187.9	260.1	382.2	380.5	401.9

Debt Record

The Government has always paid when due the full amount of principal of, interest on, and amortization of sinking fund requirements of, all of its indebtedness.

Tables and Supplementary Information

A. External Debt of the Government

(1) External Bonds of the Government

Series	Issue Date	Maturity Date	Interest Rate (%)	Currency	Original Principal Amount	Principal Amount Outstanding as of December 31, 2009
2003-001	June 3, 2003	June 1, 2013	4.25	USD	1,000,000,000		1,000,000,000
2004-001	September 22, 2004	September 22, 2014	4.875	USD	1,000,000,000		1,000,000,000
2005-001	November 2, 2005	November 3, 2025	5.625	USD	400,000,000		400,000,000
2005-002	November 2, 2005	November 2, 2015	3.625	EUR	500,000,000		500,000,000
2006-001	December 7, 2006	December 7, 2016	5.125	USD	500,000,000		500,000,000
2006-002	December 7, 2006	December 7, 2021	4.25	EUR	375,000,000		375,000,000
2009-001	April 16, 2009	April 16, 2014	5.75	USD	1,500,000,000		1,500,000,000
2009-002	April 16, 2009	April 16, 2019	7.125	USD	1,500,000,000		1,500,000,000

		Total External Bonds in Original Currencies				USD	5,900,000,000
						EUR	875,000,000

		Total External Bonds in Equivalent Amount of Won(1)				(Won)	8,353,835,000,000

(1)	U.S. dollar amounts are converted to Won amounts at the rate of US$1.00 to Won 1,167.6, the market average exchange rate in effect on December 31, 2009, as announced by Seoul Money Brokerage Services, Ltd. Euro amounts are converted to Won amounts at the rate of EUR1.00 to Won 1,674.3, the market average exchange rate in effect on December 31, 2009, as announced by Seoul Money Brokerage Services, Ltd.

(2) External Borrowings of the Government

a. Borrowings in U.S. Dollars

Date of Borrowing	Original Maturity (Years)	Interest Rate (%)	Original Principal Amount (USD)	Principal Amount Outstanding as of December 31, 2009 (USD)
June 26, 1968	42	2.5	15,000,000	255,613
October 29, 1968	42	3	5,000,000	245,764
February 26, 1969	42	3	5,000,000	265,075
February 26, 1969	41	3	7,000,000	208,328
September 25, 1969	41	3	5,000,000	243,553
March 20, 1970	40	3	4,400,000	130,942
March 20, 1970	40	3	4,000,000	239,258
March 20, 1970	39	3	40,500,000	1,270,795
June 3, 1970	41	3	10,000,000	634,844
January 29, 1971	40	3	29,300,000	1,887,806
January 29, 1971	41	3	29,200,000	2,818,216
March 6, 1971	40	3	35,000,000	2,330,570
April 12, 1971	40	3	29,600,000	1,790,898
April 12, 1971	30	3	400,000	32,665
June 24, 1971	40	3	14,000,000	1,683,035
August 31, 1971	41	3	6,000,000	711,213

Date of Borrowing	Original Maturity (Years)	Interest Rate (%)	Original Principal Amount (USD)	Principal Amount Outstanding as of December 31, 2009 (USD)
January 20, 1972	41	3	2,000,000		347,297
February 14, 1972	41	3	40,000,000		4,613,888
February 14, 1972	40	3	162,200,000		15,096,124
March 16, 1972	41	3	17,000,000		2,819,500
June 27, 1972	40	3	5,000,000		691,263
September 13, 1972	41	3	2,500,000		395,462
February 28, 1973	40	3	25,000,000		4,544,194
April 12, 1973	42	3	96,300,000		18,051,396
April 12, 1973	43	3	5,300,000		1,156,458
April 12, 1973	40	3	25,200,000		3,156,765
January 28, 1974	40	3	5,000,000		811,885
April 19, 1974	40	3	2,800,000		583,551
September 11, 1974	41	3	25,700,000		6,505,904
September 13, 1975	41	3	5,000,000		1,146,769
September 13, 1975	41	3	5,000,000		1,145,511
September 13, 1975	41	3	5,000,000		1,562,352
February 18, 1976	40	3	11,900,000		2,128,621
February 18, 1976	40	3	27,900,000		5,418,244
February 18, 1976	40	3	23,400,000		6,662,055
February 18, 1976	40	3	90,800,000		19,283,656
July 21, 1977	41	3	59,500,000		16,143,052
July 21, 1977	40	3	43,800,000		10,592,975
June 7, 1979	30	3	40,000,000		12,091,419
January 25, 1980	40	3	30,000,000		9,975,706
May 18, 1981	40	3	27,000,000		9,588,261
October 12, 1994	20	6.25	1,640,370,000		628,853,549
March 27, 1998	15	LIBOR+0.75	2,000,000,000		468,856,448
September 14, 1998	16	LIBOR+0.5	48,000,000		10,416,989
October 23, 1998	15	LIBOR+0.75	2,000,000,000		800,000,000

	Subtotal in Original Currency			USD	2,077,387,867

	Subtotal in Equivalent Amount of Won(1)			(Won)	2,425,558,073,950

(1)	U.S. dollar amounts are converted to Won amounts at the rate of US$1.00 to Won 1,167.6, the market average exchange rate in effect on December 31, 2009, as announced by Seoul Money Brokerage Services, Ltd.

b. Borrowings in Euro

Date of Borrowing	Original Maturity (Years)	Interest Rate (%)	Original Principal Amount (EUR)	Principal Amount Outstanding as of December 31, 2009 (EUR)
October 7, 1980	30	2	1,876,441		181,509
November 27, 1980	30	2	4,254,971		447,892
April 19, 1982	39	2	7,029,215		1,596,739
March 27, 1985	30	2	2,039,087		804,317

	Subtotal in Original Currency			EUR	3,030,456

	Subtotal in Equivalent Amount of Won(1)			(Won)	5,073,832,600

(1)	Euro amounts are converted to Won amounts at the rate of EUR1.00 to Won 1,674.3, the market average exchange rate in effect on December 31, 2009, as announced by Seoul Money Brokerage Services, Ltd.

c. Borrowings in Japanese Yen

Date of Borrowing	Original Maturity (Years)	Interest Rate (%)	Original Principal Amount (JPY)	Principal Amount Outstanding as of December 31, 2009 (JPY)
May 23, 1980	20	3	6,318,121,002		315,906,050
July 30, 1980	20	3	8,218,688,814		410,934,440
December 20, 1985	25	5	15,200,000,000		653,234,000
December 20, 1985	25	5	4,100,000,000		217,744,000
December 20, 1985	26	5	2,700,000,000		112,042,000
August 18, 1987	25	4.25	7,750,000,000		1,256,754,000
August 18, 1987	25	4.25	12,911,000,000		1,960,866,000
December 31, 1987	24	Floating	3,509,195,236		658,675,936
May 24, 1988	24	Floating	7,567,732,075		1,985,772,875
June 22, 1988	25	4.25	2,679,000,000		500,255,000
June 22, 1988	25	4.25	5,920,000,000		1,088,325,000
June 22, 1988	25	4.25	5,254,000,000		726,019,000
June 22, 1988	25	4.25	4,440,000,000		838,775,000
December 13, 1989	25	Floating	8,745,658,966		4,535,498,666
October 31, 1990	25	4	4,320,000,000		1,351,932,000
October 31, 1990	25	4	5,414,000,000		718,488,000
October 31, 1990	25	4	2,160,000,000		700,068,000

	Subtotal in Original Currency			JPY	18,031,289,967

	Subtotal in Equivalent Amount of Won(1)			(Won)	227,702,735,960

Total External Debt in Equivalent Amount of Won				(Won)	2,658,334,642,510

(1)	Japanese yen amounts are converted to Won amounts at the rate of JPY100.00 to Won 1,262.8, the market average exchange rate in effect on December 31, 2009, as announced by Seoul Money Brokerage Services, Ltd.

B. External Guaranteed Debt of the Government

Borrower	Issue Date	Maturity Date	Interest Rate (%)	Currency	Original Principal Amount	Principal Amount Outstanding as of December 31, 2009
Hana Bank	April 9, 2009	April 9, 2012	6.5	USD	1,000,000,000		1,000,000,000
Hana Bank	June 30, 2009	December 30, 2011	4.8	MYR	710,000,000		710,000,000
Hana Bank	June 30, 2009	June 29, 2012	4.85	MYR	290,000,000		290,000,000

Total External Guaranteed Debt in Original Currencies						USD	1,000,000,000
						MYR	1,000,000,000

Total External Guaranteed Debt in Equivalent Amount of Won(1)						(Won)	1,508,410,000,000

(1)	U.S. dollar amounts are converted to Won amounts at the rate of US$1.00 to Won 1,167.6, the market average exchange rate in effect on December 31, 2009, as announced by Seoul Money Brokerage Services, Ltd. Malaysian ringgit amounts are converted to Won amounts at the rate of MYR1.00 to Won 340.8, the market average exchange rate in effect on December 31, 2009, as announced by Seoul Money Brokerage Services, Ltd.

C. Internal Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2009
	(%)			(billions of Won)
1. Bonds
Interest-Bearing Treasury Bond for Treasury Bond Management Fund	2.75-8.35	2000-2009	2010-2029	280,853.3
Interest-Bearing Treasury Bond for National Housing I	3.0	2000-2009	2005-2014	43,091.0
Interest-Bearing Treasury Bond for National Housing II	0.0-3.0	1985-2009	2005-2029	4,592.3
Interest-Bearing Treasury Bond for National Housing III	0	2005	2015	594.2
Non-interest-Bearing Treasury Bond for Contribution to International Organizations(1)	—	1967-1985	—	11.3
Total Bonds				329,142.1

2. Borrowings
Borrowings from The Bank of Korea	0.0-2.25	2009	—	1,117.2
Borrowings from the Sports Promotion Fund	3.95-5.0	2009	2012-2015	220.0
Borrowings from the Private School Teachers’ Pension Fund	4.2-5.27	2005-2006	2010-2011	145.0
Borrowings from the Korea Foundation Fund	4.31	2009	2014	30.0
Borrowings from the Korea Student Aid Foundation Fund	4.65-5.59	2009	2011-2016	1,249.8
Sub-Total				2,762.0
Total Borrowings

Total Internal Funded Debt				331,904.1

(1)	Interest Rates and Years of Maturity not applicable.

D. Internal Guaranteed Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2009
	(%)			(billions of Won)
1. Bonds of Government-Affiliated Corporations
Korea Deposit Insurance Corporation	—	2005-2009	2010-2014	27,320.5
KAMCO	Floating-5.27	2009	2012-2014	834.5
Total Bonds				28,154.5
2. Borrowings of Government-Affiliated Corporations
Rural Development Corporation and Federation of Farmland	5.5	1967	2000-2023	137.9
Total Borrowings				137.9

Total Internal Guaranteed Debt				28,292.4

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-156218.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The Notes are initially limited to US$1,000,000,000 aggregate principal amount and will mature on January 29, 2021 (the “Maturity Date”). The Notes will bear interest at the rate of 4.0% per annum. The first interest payment on the Notes will be made on January 29, 2011 in respect of the period from (and including) October 20, 2010 to (but excluding) January 29, 2011, and thereafter, interest on the Notes will be paid semi-annually in arrears on January 29 and July 29 of each year (each an “Interest Payment Date”). Interest on the Notes will accrue from October 20, 2010. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

Denomination

The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying and transfer agent in Singapore, where the certificates representing Notes may be presented or surrendered for payment or redemption (if required), in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus. In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying and transfer agent in Singapore.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless such additional securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Notices

While the Notes are represented by the global note deposited with the custodian for DTC, notices to holders may be given by delivery to DTC, and such notices will be deemed to be given on the date of delivery to DTC. The fiscal agent may also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through DTC, Euroclear and Clearstream

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

Tax on Interest Payments

Interest on “foreign currency denominated bonds” paid to non-residents is exempt from income tax and corporation tax (whether payable by withholding or otherwise) pursuant to the Special Tax Treatment Control Law (the “STTCL”). The term “foreign currency denominated bonds” in this context is not defined under the STTCL. Although there is no Korean court precedent directly on point and therefore, the courts and the tax authorities may take a different view, in the opinion of Yoon & Yang LLC, our Korean counsel, the Notes qualify as “foreign currency denominated bonds” under the STTCL, and the interest payable under the Notes (as provided for in the terms and conditions of the Notes, subject to adjustment of original issue discount or premium, if any) to you will be exempt from Korean income tax and corporation tax (whether payable by withholding or otherwise) by virtue of Article 21(1)(i) of the STTCL.

If not exempt under the STTCL, the rate of income tax or corporation tax applicable to the interest on the Notes, for you, is currently 14%. In addition, a tax surcharge, called a residents’ tax, is imposed at the rate of 10% of the income or corporation tax (raising the total tax rate to 15.4%).

The tax rates may be reduced by applicable tax treaty, convention or agreement between Korea and the country of the recipient of the interest. The relevant tax treaties are discussed under “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of the Notes, provided that the disposition does not involve a transfer of the Notes to a resident of Korea (or the Korean permanent establishment of a non-resident). In addition, the STTCL exempts you from Korean taxation on any capital gains that you earn from the transfer of the Notes outside of Korea. If you sell or otherwise dispose of the Notes to a Korean resident or such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates at the lower of 22% (including resident surtax) of net gain (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs) or 11% (including resident surtax) of gross sale proceeds with respect to transactions, unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of the Notes, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, see “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

With respect to computing the above-mentioned 22% withholding taxes on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the Notes. The purchaser of the Notes or, in the case of the sale of the Notes through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or in the absence of producing satisfactory evidence of your acquisition cost and certain direct transaction cost in relation to the Notes being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11% of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant Notes occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

United States Tax Considerations

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. Under certain circumstances as described under “Taxation—Korean Taxation” in this prospectus supplement and the accompanying prospectus, a U.S. holder may be subject to Korean withholding tax upon the sale or other disposition of Notes. A U.S. holder eligible for benefits of the Korea-U.S. tax treaty, which exempts capital gains from tax in Korea, would not be eligible to credit against its U.S. federal income tax liability any such Korean tax withheld. U.S. holders should consult their own tax advisers with respect to their eligibility for benefits under the Korea-U.S. tax treaty and, in the case of U.S. holders that are not eligible for treaty benefits, their ability to credit any Korean tax withheld upon sale of the Notes against their U.S. federal income tax liability. For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

Individual U.S. holders should note that under current law, net long-term capital gains that are recognized during taxable years beginning after December 31, 2010 should remain eligible for a preferred rate of taxation. However, such rate is scheduled to increase from the present 15% maximum U.S. federal income tax rate for net long-term capital gains that is in effect for taxable years beginning on or before December 31, 2010.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated October 13, 2010 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Barclays Bank PLC, The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. International plc and Woori Investment & Securities Co., Ltd. are acting as representatives of the Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of the Underwriters	Principal Amount of the Notes
Barclays Bank PLC	US$	197,000,000
The Hongkong and Shanghai Banking Corporation Limited		197,000,000
J.P. Morgan Securities LLC		197,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		197,000,000
Morgan Stanley & Co. International plc		197,000,000
Woori Investment & Securities Co., Ltd.		15,000,000

Total	US$	1,000,000,000

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

The Notes are a new class of securities with no established trading market. We have applied to the SGX-ST for the listing and quotation of the Notes. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Stabilizing Manager”) or any person acting on its behalf, on behalf of the Underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

The amount of net proceeds is US$990,800,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with this offering are estimated to be US$250,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

The Underwriters and certain of their affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriters or their respective affiliates may purchase Notes for its or their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about October 20, 2010, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended); it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

Each Underwriter has severally represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”).

Accordingly, each Underwriter severally represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter further has severally represented and agreed to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Notes from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor,

that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) by operation of law.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Yoon & Yang LLC, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk  & Wardwell LLP may rely as to matters of Korean law upon the opinion of Yoon & Yang LLC.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 11235-0000158. Our authorized share capital is (Won)8,000 billion. As of October 12, 2010, our paid-in capital was (Won)5,159 billion.

Our board of directors can be reached at the address of our registered office: c/o 16-1, Youido-dong, Youngdeungpo-gu, Seoul 150-996, The Republic of Korea.

The issue of the Notes has been authorized by our Chairman and President on October 12, 2010. On October 5, 2010, we filed our report on the proposed issuance of the Notes with the Ministry of Strategy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

CUSIP	ISIN
302154 AX7	US302154AX70

HEAD OFFICE OF THE BANK

16-1, Youido-dong,

Youngdeungpo-gu

Seoul 150-996

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Yoon & Yang LLC	Cleary Gottlieb Steen & Hamilton LLP
22nd Floor Asem Tower 159-1 Samsung-Dong, Kangnam-Gu Seoul 135-798 Korea	39th Floor Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell LLP

18th Floor

The Hong Kong Club Building

3A Chater Road

Hong Kong

AUDITOR OF THE BANK

KPMG Samjong Accounting Corp.

10th Floor, Star Tower

737 Yeoksam-dong

Gangnam-gu, Seoul

Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542